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                                                                    EXHIBIT 10.1
                                                                  Execution Copy

                        PURCHASE AND ASSUMPTION AGREEMENT

      This Purchase and Assumption Agreement, dated as of October 11, 2004 (this "Agreement"), is by and between R-G Crown Bank, a federal savings bank organized under the laws of the United States of America (the "Buyer"), SouthTrust Bank, a bank organized under the laws of the State of Alabama (the "Seller"), and, for the limited purpose of Section 11.16 hereof, R&G Financial Corporation, a corporation organized under the laws of the Commonwealth of Puerto Rico ("R-G").

                                    RECITALS

      WHEREAS, SouthTrust Corporation, a Delaware corporation and the parent of the Seller, and Wachovia Corporation, a North Carolina corporation ("Wachovia"), have agreed to merge (the "Merger"), pursuant to an Agreement and Plan of Merger, dated as of June 20, 2004, as restated (as the same may be further amended, restated, or modified, the "Merger Agreement");

      WHEREAS, in order to satisfy certain regulatory requirements relating to the Merger, the Seller desires to sell certain of its financial centers, together with the assets, the deposits and the other liabilities set forth herein; and

      WHEREAS, the Buyer desires to purchase the financial centers, including the assets, and to assume the deposits and the other liabilities set forth herein;

      NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto hereby agree as follows:

I. DEFINITIONS

      1.1 Certain Defined Terms.

            Some of the capitalized terms appearing in this Agreement are defined below. The definition of a term expressed in the singular also applies to that term as used in the plural and vice versa. The word "including" as used herein shall mean "including without limitation."

            "ACH" has the meaning set forth in Section 2.7 of this Agreement.

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            "ATM Service Facilities" means the automated teller machine facilities listed on Schedule 1.1(a).

            "Accrued Interest" means with respect to the Deposits, Loans and Cash Reserve Loans, as the case may be, the interest, dividends, fees, costs, and other charges that have been accrued on but not paid, credited or charged to such Deposits, Loans or Cash Reserve Loans.

            "Adjusted Closing Statement" has the meaning set forth in Section 3.2(b) of this Agreement.

            "Adjustment Payment" has the meaning set forth in Section 3.2(b) of this Agreement.

            "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person, except in those cases where the controlling Person exercises control solely in a fiduciary capacity.

            "Agreement" has the meaning set forth in the Recitals.

            "Allocation" has the meaning set forth in Section 2.9 of this Agreement.

            "Amount of Premium" has the meaning set forth in Section 3.1 of this Agreement.

            "Assets" means, collectively, (a) the Owned Real Property;(b) the Seller's rights under the Real Property Leases and the Ground Lease and any prepaid revenue received by the Seller in connection with the subleases associated with the Financial Centers and listed on Schedule 1.1(g) prorated from the Closing Date; (c) the Fixed Assets; (d) the Loans, including the collateral for the Loans, and the Loan Instruments; (e) the cash on hand at the Financial Centers, including ATM Service Facilities' cash, vault cash and tellers' cash; (f) the Cash Reserve Loans, including the Loan Instruments, and the Seller's rights under the Cash Reserve Lines of Credit; (g) the Overdrafts;
(h) any safe deposit box rental agreements relating to safe deposit boxes located at the Financial Centers and any prepaid revenues received by the Seller in connection with such rental agreements prorated from the Closing Date; (i) the Seller's rights under the Other Assumed Contracts; (j) Prepaid Expenses; and
(k) the benefits, rights, rights of action and claims related to the Assets

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and the Liabilities acquired and assumed by the Buyer pursuant to the terms of this Agreement.

            "Benefit Plan" means any pension, profit-sharing, or other employee benefit, fringe benefit, severance or welfare plan maintained by the Seller or any of its Affiliates or with respect to which contributions are made by the Seller or any of its Affiliates with respect to the Seller's Employees.

            "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday on which the Seller is open for business.

            "Buyer Material Adverse Effect" means an event, occurrence or circumstance which has a material adverse effect on the Buyer's ability to timely perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

            "Cash Reserve Lines of Credit" means those consumer lines of credit made available to customers of the Financial Centers as a protection against overdrafts on the Deposit Accounts.

            "Cash Reserve Loans" means those loans outstanding on the Closing Date pursuant to Cash Reserve Lines of Credit; provided, however, Cash Reserve Loans shall not include the Excluded Loans.

            "Closing" means the purchase of the Assets by the Buyer and the assumption of the Liabilities by the Buyer on the Closing Date.

            "Closing Date" has the meaning set forth in Section 9.1 of this Agreement.

            "Closing Statement" has the meaning set forth in Section 3.2(a) of this Agreement.

            "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

            "Commercial Loans" means the commercial and commercial real estate loans or other extensions of credit, including all legally binding commitments, loans under negotiation, Participation Interests, Letters of Credit and other obligations to extend credit, relating to the Financial Centers, as of August 31, 2004, and identified on Schedule 1.1(b), provided, however, that Commercial Loans shall not include the Excluded Loans. Such Schedule 1.01(b) shall be updated by the Seller in connection with the Seller's preparation of the Closing Statement as set forth in Section 3.2, and

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shall include all such loans relating to the Financial Centers made by the
Seller in the ordinary course of business from August 31, 2004 through the Closing Date.

            "Comparable Job Offer" has the meaning set forth in Section 8.1(a) of this Agreement.

            "Confidentiality Agreement" has the meaning set forth in Section 11.1(f) of this Agreement.

            "Consumer Loans" means the consumer, residential real estate, installment loans, personal lines of credit, indirect loans and certain other consumer lines of credit and loans or other extensions of credit, including all legally binding commitments and obligations to extend credit, relating to the Financial Centers, as of August 31, 2004, and identified on Schedule 1.1(c), provided, however, that Consumer Loans shall not include the Excluded Loans. Such Schedule 1.01(c) shall be updated by the Seller in connection with the Seller's preparation of the Closing Statement as set forth in Section 3.2, and shall include all such loans relating to the Financial Centers made by the Seller in the ordinary course of business from August 31, 2004 through the Closing Date.

            "Deposit Accounts" means the deposit accounts at the Financial Centers relating to the Deposits.

            "Deposits" means all deposits (as defined in 12 U.S.C. Section 1813(l)) which are booked to each of the Financial Centers, including, without limitation, consumer and business and commercial (i) demand deposits; (ii) interest checking accounts; (iii) money market accounts; (iv) savings deposits;
(v) time deposits; (vi) jumbo time deposits; and (vii) deposits held pursuant to Retirement Plans, including in each case Accrued Interest and both collected and uncollected funds, but excluding (x) deposits held in accounts for which the Seller acts as fiduciary (other than deposits held by Retirement Plans); and (y) deposits constituting official checks, travelers checks, money orders or certified checks.

            "Disputed Owned Real Property" has the meaning set forth in Section 3.3(a) of this Agreement.

            "Employees" means the employees of the Seller employed at the Financial Centers and listed on Schedule 8.1. Schedule 8.1 contains a complete and accurate list in all material respects (and the Seller will deliver a revised Schedule 8.1 no fewer than fifteen (15) Business Days prior to the Closing Date and on the Closing Date

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complete and accurate in all material respects) of all employees of the Seller employed at the Financial Centers, their positions, their business locations, their annual/weekly/hourly rates of compensation, average scheduled hours per week and their status as full or part-time and active or on leave.

            "Environmental Reports" has the meaning set forth in Section 4.11 of this Agreement.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means any entity that is considered one employer with the Seller under Section 4001 of ERISA or Section 414 of the Code.

            "Excluded Liabilities" has the meaning set forth in Section 2.2(b) of this Agreement.

            "Excluded Loan" means with respect to the Commercial Loans, the Consumer Loans and the Cash Reserve Loans, as of the Closing Date, (i) non-accrual loans (which term shall include loans in which the collateral securing the same has been repossessed or as to which collection efforts have been instituted or claim and delivery or foreclosure proceedings have been filed); (ii) loans 90 days or more past due as to principal or interest;(iii) loans in connection with which the obligor has filed a petition for relief under the United States Bankruptcy Code, or otherwise has indicated a refusal to pay the Loan as it becomes due; or (iv) Commercial Loans with an internal risk classification under the Seller's standards of 9 or 10.

            "Fair Market Value" has the meaning set forth in Section 3.3 of this Agreement.

            "Federal Funds Rate" means, for any day, the rate per annum (expressed on a basis of calculation of actual days in a year) equal to the "near closing bid" federal funds rate published in The Wall Street Journal on the Business Day following the Closing Date.

            "Financial Centers" means those financial centers of the Seller listed on Schedule 1.1(d), indicating whether such Financial Center is Owned Real Property or subject to a Real Property Lease.

            "Fixed Assets" means all fixtures (including signage poles), leasehold improvements, furnishings (including furniture but excluding artwork owned by the Seller), vaults, safe deposit boxes,

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equipment (including, for example, all ATM machines, but excluding any proprietary or licensed software), communications equipment (other than voice gateways and IP telephones), supplies (other than forms and other supplies which bear the Seller's name or logo), and other personal property, which are owned by the Seller and located at the Financial Centers and used by the Seller primarily in conducting its business at the Financial Centers, including the assets set forth on Schedule 1.1(e).

            "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

            "Ground Lease" means the ground lease associated with the Peach Orchard Financial Center.

            "Hazardous Material" means any substance (other than materials such as toner used in the ordinary course of business) presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated, under any applicable state or federal law relating to the protection, preservation or restoration of the environment, including, but not limited to, the following federal environmental laws: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act, the Water Pollution Control Act of 1972, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Solid Waste Disposal Act, the Toxic Substances Control Act and the Insecticide, Fungicide and Rodenticide Act, each as amended.

            "Knowledge" means the personal knowledge of those facts that are actually known or that should have come to the attention of the Persons set forth on Schedule 1.1(f), with respect to the Seller, and Schedule 1.1(f-1), with respect to the Buyer, given the office, title or responsibilities of each such Person and following reasonable investigation by such Persons of such other officers and employees who would reasonably be expected to have knowledge of the matter in question.

            "Lakeland City Financial Center" means the Seller's financial center located at 402 South Kentucky Avenue, Lakeland, Florida.

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            "Lakeland City Financial Center Lease" means the lease agreement pursuant to which the Lakeland City Financial Center is leased by the Seller.

            "Leased Facilities" means the Lakeland City Financial Center and the San Jose Financial Center, and any improvements thereon, which are or will be leased under the Real Property Leases.

            "Letters of Credit" means the letters of credit, including any standby letter of credit, issued by the Seller and listed on Schedule 7.6 (which
Schedule 7.6 shall be updated on the Closing Date).

            "Liabilities" means, collectively, (a) the Deposits, transferred on the Closing Date, and all terms and agreements relating to the Deposit Accounts;
(b) the Seller's duties and responsibilities relating to the Deposits with respect to (i) the abandoned property laws of any state,(ii) any legal process which is served on the Seller on or before the Closing Date with respect to claims against or for the Deposits that is not over and above the amount of the Deposits; or (iii) any other applicable law; (c) the Seller's duties and responsibilities with respect to the Real Property Leases and Ground Lease; (d) the Seller's duties and responsibilities with respect to the Loans, including the collateral for the Loans, and the Loan Instruments; (e) the Seller's duties and responsibilities with respect to the Cash Reserve Lines of Credit and the Cash Reserve Loans, including the Loan Instruments; (f) the Seller's duties and responsibilities with respect to the Overdrafts; (g) the Seller's duties and responsibilities with respect to the safe deposit boxes located at the Financial Centers; (h) the Seller's duties and responsibilities with respect to the Retirement Plans; and (i) the Seller's duties and responsibilities with respect to the Other Assumed Contracts.

            "Loan Instruments" means the loan agreements, promissory notes, mortgages, deeds of trust, security agreements, pledge agreements, guaranty agreements, insurance policies, financing statements, participation agreements relating to Participation Interests, intercreditor agreements and any other such contract documents relating to the Loans.

            "Loans" means the Consumer Loans and the Commercial Loans; provided, however, Loans shall not include the Excluded Loans.

            "MAI Appraiser" has the meaning set forth in Section 3.3(a) of this Agreement.

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            "Material Defect" has the meaning set forth in Section 7.3(b) of this Agreement.

            "Mediator" means a firm of independent accountants of nationally recognized standing (other than a firm that has performed services for the Seller or the Buyer or any of their Affiliates during the past year) mutually agreeable to the Seller and the Buyer.

            "Other Assumed Contracts" has the meaning set forth in Section 6.10 of this Agreement.

            "Overdrafts" means those overdrafts of the book balance of any Deposit Accounts, which are not subject to Cash Reserve Lines of Credit.

            "Owned Real Property" means (i) the land (including the improvements thereon) on which are located any Financial Centers or ATM Service Facilities that are listed as "Owned Real Property" on Schedule 1.1(d); and (ii) any building or other improvements located on or relating to any such owned real estate.

            "Participation Interests" means any fractional interests held by the Seller in commercial loans, whether as lead bank or as a participating lender, which interests are evidenced by participation agreements or participation certificates.

            "Peach Orchard Financial Center" means the Seller's financial center located at 2756 Peach Orchard Road, Augusta, Georgia.

            "Permitted Encumbrances" means, with respect to any Asset, any of the following items: (i) with respect to the Owned Real Property, easements, restrictions, and other matters of record or visible from the ground, applicable zoning laws, building restrictions and all other laws of duly constituted public authorities, grants of public rights of way, standard exceptions in the title insurance policy, and any defect in or other exception to title that does not interfere in any material respect with the operation of the Owned Real Property and Leased Facilities as a retail banking facility; (ii) with respect to the Leased Facilities, the terms and conditions of the Real Property Leases; (iii) liens for taxes or assessments that are not yet due and payable and that were incurred in the ordinary course of business; (iv) liens imposed by law, which were incurred in the ordinary course of business and do not secure indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's,

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vendor's and mechanics liens and other similar liens which do not materially detract from the value of or interfere with the current use of the Assets;(v) any lien, security interest or other charge securing or arising in connection with any indebtedness, obligation, liability, claim, tax, cost or expense that the MAI Appraiser took into account in determining Fair Market Value; and (vi) any other encumbrances, claims, charges, security interests, or liens which do not materially detract from the value of or interfere with the current use of the Assets.

            "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

            "Prepaid Expenses" means any operating costs or other expenses relating to the operation of the Financial Centers after the Closing Date which were paid by the Seller on or prior to the Closing Date.

            "Purchase Price" has the meaning set forth in Section 3.1 of this Agreement.

            "Real Property Leases" means the Lakeland City Financial Center Lease and the San Jose Financial Center Sublease.

            "Retained Names and Marks" has the meaning set forth in Section 11.1(d) of this Agreement.

            "Retirement Plans" means those non-discretionary individual retirement accounts and qualified retirement plan accounts relating to the Deposits for which the Seller acts as custodian or trustee.

            "San Jose Agreement" has the meaning set forth in Section 6.9 of this Agreement.

            "San Jose Financial Center" means the Seller's financial center located at 6450 Old St. Augustine Road, Jacksonville, Florida.

            "San Jose Financial Center Sublease" means the sublease agreement pursuant to which the San Jose Financial Center will be subleased by the Seller to the Buyer.

            "San Jose Purchaser" has the meaning set forth in Section 6.9 of this Agreement.

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            "Seller Litigation" has the meaning set forth in Section 11.1(e) of this Agreement.

             "Seller Material Adverse Effect" shall mean an event, occurrence or circumstance which has, or is reasonably likely to have, a material adverse effect on the business, results of operations or financial condition of the business represented by the Assets, taken as a whole, or the Seller's ability to timely perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, that a Seller Material Adverse Effect shall not include (i) events or conditions generally affecting the financial services industry or effects resulting from general economic conditions (including changes in interest rates), changes in accounting practices or changes to statutes, regulations or regulatory policies, that do not have a materially more adverse effect on the Seller than that experienced by similarly situated financial services companies; (ii) events, impacts or conditions caused by the public announcement of, and response or reaction of customers, vendors, licensors or employees of the Seller to, this Agreement or any of the transactions contemplated by this Agreement; or (iii) events, impacts, occurrences, circumstances, or conditions, including any delay in the consummation of the transactions contemplated by this Agreement, relating to, or arising directly or indirectly out of, the Merger.

            "Settlement Payment" has the meaning set forth in Section 3.2(a) of this Agreement.

            "Transferred Employees" has the meaning set forth in Section 8.1(a) of this Agreement.

            "Wachovia" has the meaning set forth in the Recitals.

            "Welfare Benefit Plans" means those Benefit Plans which are "welfare benefit plans" as defined by ERISA.

            "Working Agreement" has the meaning set forth in Section 2.7 of the Agreement.

II. PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

      2.1 Purchase of Assets.

            Subject to the terms and conditions of this Agreement, the Seller agrees to sell, assign and transfer possession of all right, title and interest of the Seller in and to the Assets, and the Buyer

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agrees to purchase the same from the Seller, as of the close of business on the
Closing Date.

      2.2 Assumption of Liabilities.

            (a) Subject to the terms and conditions of this Agreement, the Buyer agrees to assume, and thereafter honor and fully and timely, pay, perform and discharge, when due, the Liabilities, as of the close of business on the Closing Date.

            (b) Notwithstanding anything to the contrary contained herein, the Buyer shall not assume any duties, obligations or liabilities of the Seller of any kind, whether known, unknown, contingent or otherwise, (i) not relating to the Assets or the Liabilities, (ii) attributable to any acts or omissions to act taken or omitted to be taken by the Seller (or any of its direct or indirect subsidiaries) prior to the Closing Date in violation of any applicable laws, contracts or fiduciary duties, (iii) attributable to any causes of action, claims, suits or proceedings or violations of law or regulation attributable to any acts or omissions to act taken or omitted to be taken by the Seller (or any of its direct or indirect subsidiaries) prior to the Closing Date, (iv) relating to tax accruals of the Seller (or any of its direct or indirect subsidiaries),
      (v) relating to or arising out of any item excluded pursuant to Section
      6.5 or 7.3 or (vi) arising from circumstances, events or conditions prior to the Closing Date and not expressly assumed hereunder (the "Excluded Liabilities"). Without limiting the generality of the foregoing, it is not the intention that the assumption by the Buyer of the Liabilities shall in any way enlarge the rights of any third parties relating thereto. Nothing contained in this Agreement shall prevent any party hereto from contesting matters relating to the Liabilities with any third party obligee. From and after the Closing Date, (i) the Buyer shall have complete control over the payment, settlement or other disposition of the Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto and (ii) the Seller shall have complete control over the payment, settlement or other disposition of the Excluded Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto. Except as otherwise provided in this Agreement, (i) the Seller shall promptly notify the Buyer of any claim made against it with respect to the Liabilities or the Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any

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      Liabilities or Assets and (ii) the Buyer shall promptly notify the Seller of any claim made against it with respect to the Excluded Liabilities and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Excluded Liabilities.

      2.3 Transfer and Availability of Books and Records.

            On the Closing Date, or as soon thereafter as is practicable, the Seller will transfer and deliver to the Buyer such books and records relating to the Assets and the Liabilities as exist and are in the possession or control of the Seller (other than Deposit history information), including all such files, documents and records maintained on electronic or magnetic media in the electronic database system of the Seller that are reasonably accessible on a branch-by-branch basis (except that, subject to the same exceptions set forth in the next to last sentence of this Section 2.3, the Seller shall be permitted to retain such books and records that contain information primarily relating to other assets and liabilities not constituting Assets and Liabilities; provided that in any such case the Seller shall provide to the Buyer such portions or copies of such books and records as are reasonably necessary to service the Deposits and other Liabilities, the Loans and the Cash Reserve Loans on an ongoing basis). All books and records relating to the Assets and the Liabilities held by the Seller or the Buyer after the Closing Date shall be maintained in accordance with (and for the period provided in) that party's standard recordkeeping policies and procedures. Throughout such period, the party holding such books and records shall comply with the reasonable request of the other party to provide copies of specified documents; provided, however, the parties shall not be required to provide access to, or copies of, any documents or information to the other party to the extent that such access or copies would violate or prejudice the legal rights of any customer or employee or attorney-client privilege or would be contrary to law, rule, regulation or any legal or regulatory order or process. The requesting party shall give reasonable notice of any such request. For a period of ninety (90) days after the Closing Date, the party providing copies of records hereunder shall do so without charge, and thereafter it may charge its customary rate for providing such copies.

      2.4 Tax Matters.

            (a) Notwithstanding Section 2.5, all sales and use taxes and any interest and penalties thereon which are payable or arise as a result of this Agreement or the consummation of any of the transactions contemplated by this Agreement, and all real

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      property transfer, recording and similar documentary taxes arising out of the transfer of the Assets shall be paid one-half by the Buyer and one-half by the Seller, and each of the Buyer, on the one hand, and the Seller, on the other hand, shall indemnify and hold the other harmless from and against any such taxes in excess of the portion to be paid by such party.

            (b) The Buyer shall not be responsible for, or have any liability with respect to, taxes on any income to the Seller arising out of this transaction.

      2.5 Proration of Certain Expenses.

            Subject to the provisions of Section 2.4, all operating expenses related to the Financial Centers, including all rent, real estate taxes, personal property taxes (tangible or intangible), utility, water and sewer charges and assessments, and maintenance and service expenses, as well as semiannual assessments paid to the Bank Insurance Fund or the Savings Association Insurance Fund with respect to the Deposits, shall be prorated between the Buyer and the Seller as of the close of business on the Closing Date such that all such expenses related to the operation of the Financial Centers on and prior to the Closing Date shall be paid by the Seller and all such expenses related to the operation of the Financial Centers after the Closing Date shall be paid by the Buyer.

      2.6 Back Office Conversion.

            The Seller and the Buyer shall cooperate with each other and shall use their reasonable best efforts (consistent with their internal day-to-day operations) in order to cause the timely transfer of information concerning the Assets and the Liabilities, which is maintained on the Seller's data processing systems so that the Buyer can incorporate such information into the Buyer's data processing systems no later than the opening of business on the Business Day following the Closing Date.

      2.7 Processing of Certain Items Pre and Post Closing.

            A draft of the written practices and procedures under which the Buyer and the Seller shall, among other things, complete the conversion of the Financial Centers and handle certain post closing matters, including, without limitation, all items (including, for example, Automated Clearing House ("ACH") and electronic funds transfer items) relating to the Assets and the Liabilities, which are presented or returned following the Closing Date, and any claims

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relating to such items, is attached to this Agreement as Exhibit A (the "Working
Agreement"). As promptly as practicable following the execution of this Agreement, the parties agree to finalize the Working Agreement, which shall be substantially in the form of Exhibit A. Notwithstanding the foregoing, it is understood and agreed that the post-Closing exchange of ACH and paper items (checks and deposits) between the Seller and the Buyer shall continue for a period of 90 days after the Closing Date, and any items submitted to the Seller following the expiration of such 90 day period shall be returned by the Seller. If, at the Seller's option, any such item is not returned, the Buyer shall pay a per item fee of $5.00 for each ACH or paper item not returned after such 90 day period.

      2.8 Information Returns.

            Unless otherwise agreed by the Buyer and the Seller in writing, (i) the Seller will report to the applicable tax authorities and customers of the Financial Centers all reportable payments made or received in connection with the Financial Centers (including without limitation amounts reportable on Internal Revenue Service Form 1099) from January 1 of the year of the Closing Date through and including the Closing Date and, in connection with any such payments, shall withhold and pay over to the applicable tax authorities any amounts required to be so withheld and paid over and (ii) the Buyer will report to the applicable tax authorities and customers of the Financial Centers all reportable payments made or received in connection with the Financial Centers (including without limitation amounts reportable on Internal Revenue Service Form 1099) from the day after the Closing Date through and including December 31 of the year of the Closing Date and, in connection with any such payments, shall withhold and pay over to the applicable tax authorities any amounts required to be so withheld and paid over. For purposes of the foregoing, the term reportable payments as used in this Section 2.8 shall include, but shall not be limited to, interest paid on the Deposits, interest received on the Loans and the Cash Reserve Loans, and any other information returns required with respect to the Assets and the Liabilities. The Buyer and the Seller shall retain, in accordance with their respective standard recordkeeping policies and procedures, and provide the other with all records or other information that may be reasonably relevant to the preparation of any returns, or the conduct of any audit or examination, or other proceeding relating to taxes.

      2.9. Allocation of Purchase Price.

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            (a) No later than 30 calendar days after the Closing Date, the
      Seller shall deliver to the Buyer a statement setting forth an allocation of the Purchase Price paid in respect of the Assets (for Federal, state and local tax purposes) in accordance with the rules under Section 1060 of the Code (the "Allocation"). The Buyer shall have a period of ten Business Days following receipt of the Allocation in which to review the Allocation and raise any objections that the Buyer may have. Unless the Buyer timely objects, the Allocation shall become binding on the parties without further adjustment. If the Buyer timely objects, the Seller and the Buyer shall use their reasonable best efforts to resolve the disagreement during the ten-day period following the Buyer's notice. If the disagreement is not resolved during such ten-day period, the dispute shall be referred to the Mediator and such Allocation shall be modified by any resolution and thereupon such Allocation shall become final and binding. The Buyer and the Seller shall jointly bear the costs of such Mediator.

            (b) The parties recognize that the Purchase Price does not include the Buyer's acquisition expenses and the Buyer shall allocate such expenses appropriately. The parties agree to file their federal income tax returns and their other tax returns (including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of state and local law) reflecting such allocation and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code). The Buyer and the Seller shall promptly inform each other of any challenge by any Governmental Entity to the Allocation and agree to consult with and keep each other reasonably informed with respect to the status of and any material discussion, proposal or submission with respect to, any challenge.

      2.10 Severability of Assets, Liabilities and Financial Center Locations.

            Notwithstanding anything to the contrary set forth in this Agreement, the inability of the Seller to deliver a particular Financial Center in accordance with the terms of this Agreement, including as a result of a condemnation or casualty of the Owned Real Property or Leased Facilities or, in the case of the Lakeland City Financial Center, the inability of the Seller and the Buyer to obtain any required consent to the assignment of the Lakeland City Financial Center Lease, shall not affect the Buyer's obligation to purchase the Assets and assume the Liabilities associated with such Financial

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Center (other than the affected Owned Real Property or the assumption of the
Lakeland City Financial Center Lease) or purchase the remaining Financial Centers, including all Assets and Liabilities attributable to such other Financial Centers. In the event any Owned Real Property or Leased Facilities is partially (in any material respect) or totally damaged or destroyed by fire, flood, earthquake or other casualty, between the date hereof and the Closing Date, the Seller shall as promptly as practicable notify the Buyer of such casualty and, at the election of the Buyer, the Seller shall (i) at the Closing assign such claim and all insurance proceeds relating thereto to the Buyer, or
(ii) (x) with respect to the Owned Real Property, reduce the Purchase Price by an amount equal to the greater of any diminution in the Fair Market Value (which shall be determined pursuant to the procedures set forth in Section 3.3 hereof) of such Financial Center and the cost of repairing the Financial Center (as agreed to in good faith by the Buyer and the Seller), or (y) with respect to the Leased Facilities, reduce the Purchase Price by an amount equal to the cost of repairing the Financial Center (as agreed to in good faith by the Buyer and the Seller).

      2.11 Arrangements Regarding Retirement Plans.

      On or before the Closing Date, the Seller shall cause notice to be sent to each depositor of a Deposit held by the Seller pursuant to the Retirement Plans regarding the resignation of the Seller and the appointment of the Buyer as custodian or trustee, as applicable. The Buyer and the Seller shall enter into an agreement effective as of the Closing Date, in the form mutually acceptable to the Buyer and the Seller, pursuant to which the Seller shall appoint the Buyer as the Seller's agent with respect to the Retirement Plan Deposits during the period commencing on the Closing Date and ending on the date on which the Seller's resignation as custodian or trustee, as applicable, can first become effective in accordance with the terms of the applicable Retirement Plan. Such agreement shall further provide that, effective upon termination of such applicable agency period, the Seller appoints the Buyer as successor custodian or trustee, as applicable, to the Retirement Plans. During such period of agency and upon such appointment as successor custodian or trustee, as applicable, the Buyer shall perform the services and carry out the duties and obligations required of it as a custodian or trustee under the applicable plans, the Code, and applicable federal and state laws and regulations.

III. CONSIDERATION

      3.1 Calculation.

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            In consideration of the Buyer's purchase of the Assets and its assumption of the Liabilities, the Seller agrees to pay to the Buyer an amount equal to the Deposits (as of the Closing Date), plus Accrued Interest thereon, plus safe deposit rental payments and lease payments under any subleases collected by the Seller applying to periods after the Closing Date, less the sum of the following (the "Purchase Price"), in each case calculated as of the close of business on the Closing Date:

                  (i) the aggregate net book value of the Fixed Assets as
            reflected in the books and records of the Seller;

                  (ii) the aggregate Fair Market Value in consideration of the
            Owned Real Property;

                  (iii) the aggregate outstanding principal amount of the Loans and the Cash Reserve Loans, plus Accrued Interest thereon;

                  (iv) the aggregate amount of cash on hand at the Financial
            Centers, including ATM Service Facilities' cash, vault cash and tellers' cash;

                  (v) the aggregate outstanding principal amount of the
            Overdrafts;

                  (vi) the Prepaid Expenses;

                  (vii) the net amount (which may be a negative amount) of taxes payable by the Buyer and the Seller under Section 2.4 (i.e., the amount payable by the Buyer less the amount payable by the Seller);

                  (viii) the net amount (which may be a negative amount) of any adjustments under Section 2.5 (i.e., the amount payable by the Buyer less the amount payable by the Seller); and

                  (ix) an amount equal to twenty (20) percent of the average daily Deposits for the fifteen (15) day period preceding the Closing Date (for the avoidance of doubt, it is understood and agreed that for purposes of this calculation Deposits shall include any Deposits existing during such calculation period regardless of whether any such Deposits exist and are transferred to the Buyer on the Closing
            Date)(the "Amount of Premium"); provided, however, for

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            purposes of calculating the Amount of the Premium, the Deposits shall not include public deposits or, to the extent the aggregate amount of jumbo time deposits (which for purposes of this Section 3.1(ix) shall mean those time deposits equal to $100,000 or greater) at the Financial Centers exceeds $50,000,000, the amount of such jumbo time deposits in excess of $50,000,000.

            As described in Section 3.2, the Purchase Price shall be paid in the form of the Settlement Payment plus or minus, as the case may be, the Adjustment Payment.

      3.2 Settlement.

            (a) Not later than the Business Day following the Closing Date, the Seller shall deliver to the Buyer the closing statement prepared in accordance with the Seller's customary practices and procedures used in preparing financial statements and in accordance with the terms of this Agreement, substantially in the form of Exhibit B to this Agreement (the "Closing Statement"), which shall be prepared and dated as of the close of business on the Closing Date and be the basis of the payment to be made by the Seller to the Buyer's account on the first Business Day following the Closing Date (the "Settlement Payment").

            (b) The parties shall cooperate in the preparation of the adjusted closing statement within 30 days after the Closing Date which shall be prepared in accordance with the Seller's customary practices and procedures used in preparing financial statements and in accordance with the terms of this Agreement, substantially in the form of Exhibit C to this Agreement (the "Adjusted Closing Statement"), which shall be dated as of the close of business on the Closing Date. The Seller shall afford the Buyer and its accountants and attorneys reasonable access and opportunity to review the relevant work papers and documentation used by the Seller in preparing the Adjusted Closing Statement. On the Business Day after the Buyer and the Seller agree to the Adjusted Closing Statement, or the Buyer and the Seller receive notice of any determination of the Adjusted Closing Statement under subsection (c) below, the Seller shall pay to the Buyer (or the Buyer shall pay to the Seller) an amount (the "Adjustment Payment") equal to the amount due stated on the Adjusted Closing Statement, plus interest from the day after the Closing Date until the calendar day before the Adjustment Payment is made at a rate per annum (calculated daily based on a 360-day year) equal to the Federal Funds Rate.

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

            (c) If the Buyer and the Seller are unable to agree on the respective Adjusted Closing Statement within 30 days after the Closing Date, either Buyer or the Seller may submit the matter to the Mediator, which shall determine all disputed portions of the Adjusted Closing Statement in accordance with the terms and conditions of this Agreement within 30 days after the submission. The Buyer and the Seller shall each pay half of the fees and expenses of the Mediator, except that the Mediator may assess the full amount of its fees and expenses against the relevant party if it determines that such party negotiated the relevant Adjusted Closing Statement in bad faith. The Adjusted Closing Statement, as agreed upon by the Buyer and the Seller and/or determined under this subsection, shall be final and binding upon the parties.

            (d) The Settlement Payment and the Adjustment Payment shall each be made by wire transfer of immediately available funds to the account of the party receiving the payment, which account shall be identified by the party receiving the funds to the other party not less than two Business Days prior to such payment.

      3.3 Determination of Fair Market Value for Owned Real Property.

            (a) The fair market value of each of the Owned Real Property for purposes of Section 3.1(ii) (the "Fair Market Value") shall be determined in accordance with this Section 3.3. No later than the 20th day after the date hereof, the Buyer shall have (i) selected an MAI appraiser in good faith (an "MAI Appraiser") to conduct the appraisal of each of the Owned Real Property under this Section 3.3, and (ii) caused such MAI Appraiser to have delivered its appraisal to the Seller setting forth its estimate of the Fair Market Value of the Owned Real Property (such appraisal to be delivered no later than the 45th day after the date hereof). The Buyer shall pay the fees and expenses of the Buyer's MAI Appraiser. The Seller, by not later than the 15th day after the receipt of the foregoing appraisal, shall notify the Buyer in writing (1) that the Seller agrees with such appraisal with respect to any of the Owned Real Property (in which case such appraisal will be used to determine Fair Market Value pursuant to this Section 3.3 for each such Owned Real Property) or (2) that the Seller does not agree with such appraisal with respect to any of the Owned Real Property (each such Owned Real Property appraisal that the Seller disputes shall be referred to herein as, the "Disputed Owned Real

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

      Property"). Within 10 days after providing notice to the Buyer of the Disputed Owned Real Property and if the Seller and the Buyer cannot otherwise mutually agree on the Fair Market Value with respect to each of the Disputed Owned Real Property, then by not later than the fifteenth day after giving the notice provided for in such clause (2), the Seller shall have (x) selected an MAI Appraiser to conduct an appraisal of each of the Disputed Owned Real Property, and (y) caused such MAI Appraiser to have delivered its appraisal to the Buyer setting forth its estimate of the Fair Market Value of the Disputed Owned Real Property (such appraisal to be delivered no later than the 30th day after the giving of the notice provided for in clause (2)). The Seller shall pay the fees and expenses of the Seller's MAI Appraiser. If whichever is the higher of the appraisals prepared by the Buyer's MAI Appraiser and the Seller's MAI Appraiser with respect to the Disputed Owned Real Property does not exceed whichever is the lower of such appraisals by more than 10%, then the Fair Market Value for such Disputed Owned Real Property for purposes of this Section 3.3 shall be the average of the amount reflected in such two appraisals. If the higher of the appraisals prepared by the Buyer's MAI Appraiser and the Seller's MAI Appraiser with respect to the Disputed Owned Real Property exceeds whichever is the lower of such appraisals by more than 10%, then the two MAI Appraisers shall select a third MAI Appraiser whose appraisal will then be compared with the other two appraisals, and the two appraisals of the three which are closest in value will then be averaged to conclusively determine the Fair Market Value of the Disputed Owned Real Property. The expenses of such third MAI Appraiser shall be borne equally by the Buyer and the Seller.

            (b) Each MAI Appraiser shall determine the Fair Market Value of the Owned Real Property in accordance with customary practices and procedures for a Member of the Appraisal Institute. Each MAI Appraiser shall make its determination of Fair Market Value based on the definition agreed upon by agencies regulating federal financial institutions as set forth in The Dictionary of Real Estate Appraisal, Fourth Edition, published by the Appraisal Institute, which definition is based upon "the most probable price" for which a property should sell after reasonable exposure in a competitive and open market under all conditions requisite to a fair sale, with the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. The MAI Appraiser shall take into account the physical condition of the Owned Real Property as used solely for its current use, including all liabilities, liens, and other encumbrances to which the Owned Real Property is subject and the environmental condition of the Owned Real Property; provided, however, that if any such matter is remedied by the Seller, including cure of a Material Defect as set forth in Section 7.3, then the Fair Market Value and/or the appraisal shall be accordingly adjusted to reflect that such matter no longer affects the Fair Market Value of the Owned Real Property. The Fair Market Value shall not include any value attributable to the Fixed Assets.

      3.4 Overdraft Repurchases.

            Subject to the provisions set forth in this Section 3.4, the Seller agrees to repurchase from the Buyer, on demand, Overdrafts outstanding on the Closing Date that have remained outstanding for 60 calendar days following the Closing Date. Such repurchase shall occur within five Business Days following the 60-day period. The amount of such repurchase shall be equal to the lesser of
(a) the balance of the Overdraft as of the Closing Date or (b) the lowest balance of the Overdraft during such 60-day period. Notwithstanding the Seller's obligation to repurchase Overdrafts, the Buyer shall use its reasonable best efforts consistent with practices it follows for its own accounts to collect such Overdrafts prior to the expiration of such 60-day period and to assist the Seller in collecting overdrafts after repurchase by the Seller; provided, however, that the Buyer's reasonable best efforts to collect Overdrafts shall not require that it initiate or pursue any legal action against any Person.

      3.5 Safe Deposit Box Rental Agreements.

      Safe deposit box rental payments collected by either the Seller or the Buyer applying to periods both before and after the Closing Date shall be prorated as of the Closing Date.

IV. SELLER'S REPRESENTATIONS AND WARRANTIES

      The Seller makes the following representations and warranties to the Buyer.

      4.1 Organization, Power and Authority.

            (a) The Seller is a state chartered bank duly organized under the laws of the State of Alabama, validly existing and in good standing. The Seller has the corporate power and authority to enter into and perform this Agreement and any other documents

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

      or instruments executed pursuant hereto. The execution and delivery of this Agreement and any other document or instruments hereto have been duly authorized by all necessary corporate action by the Seller. Upon execution and delivery by the parties, this Agreement and any other documents or instruments hereto will constitute valid and binding obligations of the Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (b) The performance of this Agreement by the Seller will not violate any provision of the charter or bylaws of the Seller, or any applicable law, rule, regulation, or order or any contract or instrument by which the Seller is bound, except for such violations of law, rule, regulation, order or contract, which alone, or taken in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

      4.2 Litigation and Regulatory Proceedings.

            (a) There are no actions, complaints, petitions, suits or other proceedings, or any decree, injunction, judgment, order or ruling, entered, promulgated or pending or, to the Seller's Knowledge, threatened against the Seller or any of its Assets or its Liabilities, which alone, or taken in the aggregate, reasonably would be expected to have a Seller Material Adverse Effect. No governmental agency has notified the Seller that it would oppose or not approve or consent to the transactions contemplated by this Agreement and the Seller knows of no reason for any such opposition, disapproval or nonconsent.

            (b) As of the date hereof, there are no pending, or to the Seller's Knowledge, threatened disputes or controversies between the Seller and Wachovia that would reasonably be expected to prevent or materially delay the Seller from being able to perform its obligations under this Agreement or impair the validity or consummation of this Agreement or the transactions contemplated hereby.

      4.3 Consents and Approvals.

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

            No consents, approvals, filings or registrations with any third party, except as contemplated by Section 6.2, or any public body, agency or authority are required in connection with the Seller's consummation of the transactions contemplated by this Agreement, other than any required lessor consents to the assignment of the Lakeland City Financial Center Lease and the Ground Lease, any consents required for the assignment of the Participation Interests, the Letters of Credit and as may be required as a result of any facts or circumstances relating solely to the Buyer.

      4.4 Owned Real Property.

            (a) The Seller will convey good and marketable title, such as is insurable by any reputable title insurance company, to its Owned Real Property, free and clear of all encumbrances, except for Permitted Encumbrances. The Seller shall maintain in effect from the date of this Agreement until the Closing Date, all property, liability, fire and casualty insurance in effect as of the date hereof with regard to its Owned Real Property, including the structures, leasehold improvements and its Fixed Assets.

            (b) Except as set forth on Schedule 4.4(b), the Seller has not received any written notice of a current violation, citations, summonses, subpoenas, compliance orders, directives, suits, other legal process, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to its Owned Real Property.

            (c) Except as set forth on Schedule 4.4(d), the Seller has not received any written notice of any actual or pending condemnation proceeding relating to the Financial Centers.

            (d) Except with respect to the San Jose Financial Center as described in Section 6.9 of this Agreement and except as set forth on
      Schedule 4.4(d), the Seller has not entered into any agreement regarding the Owned Real Property, and the Owned Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or to the Seller's Knowledge, threatened, which would be binding upon the Buyer or its successors or assigns or materially affect or limit the Buyer's or its successors' or assigns' use and enjoyment of the Owned Real Property or which would materially limit or restrict the Buyer's right or ability to enter into this

      Agreement and consummate the sale and purchase contemplated hereby.

      4.5 Fixed Assets.

            The Seller has good and marketable title to its Fixed Assets, free and clear of all encumbrances, claims, charges, security interests, or liens, if any, except for Permitted Encumbrances, and has the right to sell, convey, transfer, assign and deliver to the Buyer all of the Fixed Assets. The Fixed Assets are in good operating condition in all material respects, ordinary wear and tear excepted.

      4.6 Loans and Cash Reserve Loans.

            (a) The Seller has full power and authority to hold the Loans and Cash Reserve Loans, and has good and marketable title to its Loans and Cash Reserve Loans free and clear of all liens and encumbrances, except for Permitted Encumbrances. The Seller is authorized to sell and assign its Loans and Cash Reserve Loans to the Buyer and, upon assignment, the Buyer will have the rights of the Seller with respect to the Loans and Cash Reserve Loans in accordance with the terms and conditions thereof.

            (b) Each Loan and each Cash Reserve Loan was originated in conformity in all material respects with applicable laws and regulations; and its principal balance as shown on the Seller's books and records is true and correct as of the last day shown thereon. None of the Loans or Cash Reserve Loans is an Excluded Loan. The Seller has complied in all material respects with all of its obligations under its Loan Instruments.

            (c) Each of the Loans and Cash Reserve Loans (i) is the legal, valid and binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to herein as an "Obligor") thereof or thereunder and is evidenced by legal, valid and binding instruments executed by the respective Obligors, each of which at the time of such execution had capacity to contract, and any signature on any Loan Instruments is the true signature of the Obligor on the Loan or Cash Reserve Loan involved, and (ii) is enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy laws and other laws of similar nature relating to creditors rights).

            (d) (i) the documentation relating to each Loan accurately reflects the payment history, the outstanding balance of the Loan, and all receipts pertaining to the Loan from the obligor(s) thereof and all credits to which such obligor(s) are entitled,
      (ii) with respect to each Loan that is secured, the Seller has a valid and enforceable lien on the collateral described in the documents relating to such Loan, and such lien has the priority described in the Seller's loan files relating to such Loans (except as enforceability may be limited by bankruptcy laws and other similar laws relating to creditors' rights and principles of equity), (iii) no taxes or other liability of the Seller shall accrue against or be collected from the Buyer out of any Loan by reason of the purchase thereof by the Buyer, (iv) the Seller has paid or caused to be paid any and all license, franchise, intangible, stamp or other tax or fee due and owing to any state where a Loan originated, or any political subdivision thereof, arising from or growing out of the acquisition, collection or holding of any Loan, and (v) neither the Seller nor any of its agents, officers, employees or representatives in any manner has been guilty of any civil or criminal fraud with respect to the creation of any Loan or with respect to the transfer, assignment and sale of the same to the Buyer hereunder.

            (e) Other than the representations and warranties in Section 4.6(a),
      (b), (c) and (d), all Loans, Cash Reserve Loans and Loan Instruments transferred to the Buyer on the Closing Date pursuant to Section 2.1 shall be transferred on an "AS IS" basis and without recourse to the Seller and without any representations or warranties as to the collectibility of any such Loan or Cash Reserve Loan or the creditworthiness of any such obligor.

      4.7 Validity of and Compliance with Real Property Leases And Ground Lease.

            The Lakeland City Financial Center Lease and the Ground Lease are, and the San Jose Financial Center Sublease will be, valid and existing leases under which the Seller, as lessee, is entitled to possession of the leased premises. To the Seller's Knowledge, no event has occurred and is continuing, nor has the Seller received any written notice, which constitutes a default by the Seller under the Real Property Leases or Ground Lease or, to the Seller's Knowledge, by the lessor, under the Real Property Leases or Ground Lease. Subject to the Seller's obtaining any necessary lessor consents, the assignment of such lease of such property will transfer to the Buyer all of the Seller's rights under the Real Property Leases and Ground Lease.

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      4.8 Compliance with Certain Laws.

            The Deposit Accounts and the Cash Reserve Lines of Credit were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, and the Financial Centers have been operated in compliance with the Seller's policies and procedures and all applicable federal and state laws, regulations, rules and orders, except for such instances of noncompliance which do not have, and are not reasonably likely to have, a Seller Material Adverse Effect.

      4.9 FDIC Insurance/Community Reinvestment Act.

            The Deposits are insured by the Federal Deposit Insurance Corporation through the Bank Insurance Fund to the extent permitted by law, and no action is pending or, to the Seller's Knowledge, threatened by the FDIC against the Seller with respect to the termination of such insurance, and all premiums and assessments required to be paid in connection therewith have been paid when due by the Seller. The Seller has a Community Reinvestment Act rating of "satisfactory".

      4.10 Other Assumed Contracts.

            Each Other Assumed Contract and safe deposit rental agreement is valid, binding and in full force and effect and is enforceable in accordance with its terms against the Seller, and, to the Seller's Knowledge, each other party thereto, in each case except as such validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other law now or hereafter in effect affecting the enforceability of creditors' rights generally. Neither the Seller nor, to the Seller's Knowledge, any other party to any Other Assumed Contract, is in default or breach thereunder and, to the Seller's Knowledge, there are no disputes with respect thereto, no notice of default has been received by the Seller in connection therewith, and, to the Seller's Knowledge, no event has occurred that would constitute a default or breach, except, in each case, for any default, breach or dispute which alone, or taken in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

      4.11 Environmental.

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

            The Seller will provide to the Buyer all phase I, phase II or other environmental reports in the Seller's possession that have been prepared previously with respect to the Owned Real Property and the Leased Facilities (the "Environmental Reports"). Except as set forth in the Environmental Reports, the Seller has no Knowledge of any violations of any environmental law or the presence of any Hazardous Material on any of the Owned Real Property or the Leased Facilities. Notwithstanding the foregoing and anything to the contrary set forth in this Agreement, the Seller shall have no liability hereunder relating to the environmental condition of the Owned Real Property or the Leased Facilities except as set forth in Section 7.3 of this Agreement.

      4.12 Labor Relations.

            The Seller, with respect to the Employees, is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or any other similar or comparable state law) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Seller's Knowledge, threatened, nor does the Seller have Knowledge of any activity involving a union attempting to organize the Employees or the Employees seeking to certify a collective bargaining unit. No Employee is a party to any individual contract, written or oral, express or implied, for the employment of the Employee or the provision of severance or change of control benefits (other than any Benefit Plans or plans of the Seller applicable to employees of the Seller generally). The Seller has complied in all material respects with all applicable federal and state laws, regulations, rules and orders governing its Employees.

      4.13 No Brokers.

            No action has been taken by the Seller that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated hereby, except for the engagement of UBS Securities LLC and Wachovia Securities LLC (the fees and cost of which shall not be borne by the Buyer).

      4.14 Books, Records, Documentation, Etc.

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

            The books and records being transferred to the Buyer hereunder are complete, correct and accurate in all material respects, and are in material compliance with all applicable federal and state laws and regulations. The deposit and lending-related forms, notices, statements, and related documentation with respect to the Deposits and Loans, as well as the Seller's policies, procedures, and practices with respect thereto, used in connection with its banking operations comply in all material respects with applicable federal and state laws and regulations.

      4.15 Tax Matters

            The Seller has paid or reserved for or will have paid or reserved for prior to the Closing Date all federal, state and local taxes required to be paid with respect to the Financial Centers, the non-payment of which would result in a lien upon any of the Assets or would result in the Buyer becoming liable or responsible therefor. The Seller has filed all real property and personal property tax returns currently due relating to the Assets and has paid all taxes shown as due thereon.

V. BUYER'S REPRESENTATIONS AND WARRANTIES

      The Buyer makes the following representations and warranties to the Seller.

      5.1 Organization, Power and Authority.

            (a) The Buyer is a federal savings bank duly organized under the laws of the United States of America, validly existing and in good standing. The Buyer has the corporate power and authority to enter into and perform this Agreement and any other documents or instruments executed pursuant hereto. The execution and delivery of this Agreement and any other documents or instruments hereto have been duly authorized by all necessary corporate action by the Buyer. Upon execution and delivery by both parties, this Agreement and any other documents or instruments hereto will constitute valid and binding obligations of the Buyer, enforceable in accordance with its terms subject to subject to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

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

            (b) The performance of this Agreement by the Buyer will not violate any provision of the Articles of Association, charter, Bylaws or similar governing documents of the Buyer, or any applicable law, rule, regulation, or order or any contract or instrument by which the Buyer is bound except for such violations of law, rule, regulation, order or contract, which alone, or taken in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

      5.2 Litigation and Regulatory Proceedings.

            There are no actions, complaints, petitions, suits or other proceedings, or any decree, injunction, judgment, order or ruling, entered, promulgated or pending or, to Buyer's Knowledge, threatened against the Buyer or any of its properties or assets which alone, or taken in the aggregate, reasonably would be expected to have a Buyer Material Adverse Effect. No governmental agency has notified the Buyer or any Affiliate that it would oppose or not approve or consent to the transactions contemplated by this Agreement, and the Buyer knows of no reason for any such opposition, disapproval or nonconsent.

      5.3 Consents and Approvals.

            Except for required regulatory approvals set forth on Schedule 5.3, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with the Buyer's consummation of the transactions contemplated by this Agreement other than what may be required as a result of any facts or circumstances relating solely to the Seller.

      5.4 Regulatory Capital and Condition.

            The Buyer is in compliance with all of its regulatory capital standards as of the date hereof, and has no reason to believe that it will be unable to obtain the required regulatory approvals for the transactions contemplated by this Agreement solely as a result of its current level of regulatory capital. As of the date of this Agreement, there is no pending or, to the Buyer's Knowledge, threatened legal or governmental proceedings against the Buyer or any Affiliate that would affect the Buyer's ability to obtain the required regulatory approvals or satisfy any of the other conditions required to be satisfied in order to consummate any of the transactions contemplated by this Agreement.

      5.5 No Brokers.

            No action has been taken by the Buyer that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated hereby.

VI. ADDITIONAL AGREEMENTS OF SELLER

      6.1 Access to Seller's Premises, Records and Personnel.

            (a) Upon execution of this Agreement, the Seller shall give the Buyer and its representatives such access to the Financial Centers as the Buyer may reasonably request, provided that the Buyer does not unreasonably interfere with the business operations of the Financial Centers and the Buyer coordinates and schedules any visits to the Financial Centers by the Buyer or its representatives in advance with the Seller. The Seller shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the legal rights of any customer or employee or attorney-client privilege or would be contrary to law, rule, regulation or any legal or regulatory order or process or any fiduciary duty or binding agreement entered into prior to the date of this Agreement.

            (b) Anything contained in this Agreement to the contrary notwithstanding, the Seller shall not be required to disclose, or to cause the disclosure to the Buyer or its representatives (or provide access to any offices, properties, books or records of the Seller, that could result in the disclosure to such Persons or others), of any tax returns and/or any work papers relating thereto or any other confidential information relating to income or franchise taxes or other taxes of the Seller, or trade secrets, patent or trademark applications, or product research and development belonging to or performed by or for the Seller, nor shall the Seller be required to permit or to cause others to permit the Buyer or its representatives to copy or remove from the offices or properties of the Seller any documents, drawings or other materials that might reveal any such confidential information; provided, however, the Buyer shall have access to tax returns to the extent that liability for the taxes at issue could be imposed on the Buyer.

            (c) At the Buyer's request and subject to Section 11.11, the Seller shall authorize and permit certain of its respective officers and members of management to engage in discussions with the Buyer for the purposes of discussing the operations of the Financial Centers and negotiating and concluding management employment contracts, employee benefit plans, and new incentive plans and the Buyer shall maintain the confidentiality of any information furnished by such officers or members of management of the Seller pursuant to such discussions with the Buyer.

      6.2 Regulatory Approvals.

            The Seller agrees to use its reasonable best efforts to obtain promptly any regulatory approval on which its consummation of the transactions contemplated by this Agreement is conditioned. The Seller agrees to provide the Buyer promptly with copies of the non-confidential portions of such applications as filed. The Seller also agrees to cooperate with the Buyer in obtaining any regulatory approval which the Buyer must obtain before the Closing. The Seller shall notify the Buyer promptly of any significant development with respect to any application it files under this Section.

      6.3 Conduct of Business.

      Except as provided in this Agreement, the Working Agreement, Schedule 6.3 or as may otherwise be agreed upon by the Buyer, the Seller (i) will, with respect to the Financial Centers, use its commercially reasonable efforts to preserve its business relationship with depositors, customers and others having business relationships with it and whose accounts will be retained at the Financial Centers, (ii) will continue to carry on its operations at its Financial Centers, including with respect to rates offered on Deposits and its interest rate or fee pricing policies with respect to the Loans and the Cash Reserve Loans, until the Closing in the ordinary course of business, consistent with prudent business practices in the markets in which the Financial Centers operate; (iii) will underwrite and administer the Loans and the Cash Reserve Loans in the ordinary course of its business in accordance with its customary practices and applicable laws and regulations; (iv) will maintain the Financial Centers in their current condition, ordinary wear and tear excepted and will not terminate the operation of any Financial Center, unless those operations cease due to events beyond the Seller's control or as required by law; and (v) will not increase the salaries, remuneration, severance, benefits or compensation of, or pay any bonus to, the Employees, except in the ordinary course of business consistent with past practices, as may be required by applicable law, or as required by any Benefit Plans applicable to employees of the Seller or Wachovia generally. The Seller will notify the Buyer of any event of which the Seller obtains Knowledge which would make any of its representations under Article IV of this Agreement false in any material respect.

      6.4 Covenant of Seller Not to Solicit.

            The Seller hereby agrees that for a period of two (2) years from the Closing Date, neither the Seller nor its Affiliates shall specifically target and solicit customers of the Financial Centers whose Deposits or Loans are being assumed or purchased by the Buyer; provided, however, that nothing in this
Section 6.4 shall (i) restrict general mass mailings, telemarketing calls, statement stuffers, advertisements or other similar communications whether in print, on radio, television, the Internet, or by other means that are directed to the general public or to a group of customers who may include customers of the Financial Centers, provided that such group is defined by criteria other than primarily as customers of the Financial Centers,(ii) otherwise prevent the Seller or its Affiliates from taking such actions as may be required to comply with applicable federal or state laws, rules or regulations or from servicing or communicating with the then-current customers of the Seller or its Affiliates, or (iii) restrict or prevent the Seller or its Affiliates from soliciting or providing any brokerage, capital markets, trust, investment advisory or any other financial services or products to any customer whose Deposits are assumed by, or whose Loan is assigned to, the Buyer pursuant to this Agreement or any other customer, except that neither the Seller nor any of its Affiliates may solicit any deposit or lending business that has the purpose or effect of replacing in whole or in part any Deposit assumed by, or Loan assigned to, the Buyer pursuant to this Agreement.

      6.5 Consents.

            The Seller agrees to use its reasonable best efforts to obtain from lessors to the Lakeland City Financial Center Lease, the San Jose Financial Center Sublease and Ground Lease any required consents to the assignment or sublease of such leases and agreements that will occur as a result of this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the Buyer agrees to cooperate with, and use its reasonable best efforts to assist, the Seller in obtaining any required consents to the assignment or sublease of such leases and agreements. If any such required consent cannot be obtained, then, subject to any required regulatory approval, including the approval of the U.S. Department of Justice and the Board of Governors of the Federal Reserve System, and notwithstanding any other provision hereof, all Assets and Liabilities associated with the Lakeland City Financial Center or the San Jose Financial Center, other than any such lease or agreement as to which consent cannot be obtained, shall nevertheless be transferred to Buyer at the Closing and the parties shall negotiate in good faith and the Seller and the Buyer shall use reasonable best efforts to make alternative arrangements, including subleases to the extent applicable, reasonably satisfactory to the Buyer and the Seller that provide the Buyer, to the maximum extent reasonably possible, the benefits of such Leased Facilities in a manner that does not violate the underlying lease or agreement. Notwithstanding the foregoing or any other provision hereof, in the event that the Seller and the Buyer are unable to obtain any required consent of the lessor of the Lakeland City Financial Center or the San Jose Financial Center for the assignment or sublease thereof to the Buyer hereunder and the Seller and the Buyer are unable to reach a mutually satisfactory alternative arrangement pursuant to the immediately preceding sentence, then, subject to any required regulatory approval, including the approval of the U.S. Department of Justice and the Board of Governors of the Federal Reserve System, the Buyer may lease or obtain alternative facilities for the Lakeland City Financial Center and the Lakeland City Financial Center Lease or the San Jose Financial Center and the San Jose Financial Sublease shall not be assigned or transferred (or the property subleased) to the Buyer, and in such case, and in the case of any alternative arrangements implemented as aforesaid in order to provide the Buyer the benefits of such Leased Facilities, the Purchase Price shall be appropriately and reasonably reduced in order to compensate the Buyer for the exclusion of such Leased Facilities. If any alternative arrangement is implemented between the Seller and the Buyer at or prior to the Closing, the parties shall, if necessary pursuant to the terms of the alternative arrangement, continue after the Closing to exercise reasonable efforts to obtain the related consents which could not be obtained prior to the Closing, and if such consent is obtained, the Seller shall assign the applicable lease or agreement or sublease the property and the parties shall restructure the applicable alternative arrangement, including appropriate reimbursement to the Seller of any reduction in the Purchase Price relating to such alternative arrangement.

      6.6 Sweep Accounts.

            The Seller agrees that all cash automatically transferred from the Deposit Accounts by the Seller on the Business Day prior to the Closing Date into overnight sweep accounts shall be returned to the respective Deposit Accounts as of the next Business Day after the Closing Date, together with any interest, or income accrued in connection with such arrangement.

      6.7 Arrangements Regarding Participation Interests.

            During the period from the date hereof through the Closing Date, the Seller and the Buyer will cooperate with each other to obtain any consents that may be necessary to allow the Seller to transfer the Participation Interests to the Buyer.

      6.8 Insurance.

            The Seller will maintain in effect until the Closing Date all casualty and public liability policies relating to the Owned Real Property and the Leased Facilities and the activities conducted thereon and maintained by the Seller on the date hereof or procure comparable replacement policies and maintain such replacement policies in effect until the Closing Date. As of the Closing Date, the Seller's insurance coverage shall cease, and from and after the Closing Date the Buyer shall be responsible for all insurance protection for the Owned Real Property and the Leased Facilities and the activities conducted thereon.

      6.9 San Jose Financial Center.

            The Seller expects to enter into an agreement with a third party (the "San Jose Purchaser") providing for the sale of the San Jose Financial Center to the San Jose Purchaser, effective upon consummation of the Merger (the "San Jose Agreement"). Pursuant to the terms of the San Jose Agreement, the San Jose Purchaser will lease the San Jose Financial Center to the Seller and, in turn, the Seller will sublease to the Buyer the San Jose Financial Center upon the terms described in Schedule 6.9. In the event that the San Jose Agreement is not executed or does not otherwise become effective prior to the Closing Date, the Seller shall, to the extent legally permissible, lease the San Jose Financial Center to the Buyer upon the terms described in Schedule 6.9.

      6.10 Other Assumed Contracts.

            The Seller shall deliver to the Buyer within 45 days after the date hereof a complete and accurate list of any individual Financial Center maintenance contract or equipment lease that relates to the operation of the Financial Centers, is not subject to a master lease pursuant to which equipment is leased by the Seller or its Affiliates at locations other than the Financial Centers and is capable of being assigned to the Buyer (the "Other Assumed Contracts"). At the option of the Buyer, the Seller shall use its commercially reasonable efforts, and shall cooperate with the Buyer, in obtaining any required consent to assign any such Other Assumed Contract to the Buyer.

VII. ADDITIONAL AGREEMENTS OF BUYER

      7.1 Regulatory Approvals/Certain Notices.

            The Buyer shall prepare and file, with the reasonable assistance of the Seller, as soon as practicable, but not later than fifteen (15) calendar days following the date of this Agreement, all applications, as required by law, to the appropriate federal and/or state regulatory authorities for approval to effect the transactions contemplated by this Agreement and shall use its good faith and reasonable best efforts to obtain such approvals. The Buyer also agrees to cooperate with the Seller in obtaining any regulatory approval which the Seller must obtain before the Closing. The Buyer shall notify the Seller promptly of any significant development with respect to any application it files under this Section. The Buyer also shall provide the Seller with a copy of any regulatory approval it receives under this Section, promptly after the Buyer's receipt of the same. In addition, the Buyer will notify the Seller of any event of which the Buyer obtains Knowledge which would make any of its representations under Article V of this Agreement false in any material respect

      7.2 Change of Name, Etc.

            Immediately after the Closing, the Buyer will (a) change the name and logo on all documents and facilities relating to the Assets and the Liabilities to the Buyer's name and logo, (b) notify all persons whose Cash Reserve Loans, Loans, or Deposits are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to the Federal Deposit Insurance Corporation and any other regulatory authorities required as a result of the consummation of such transactions. The Seller shall cooperate with any commercially reasonable request of the Buyer directed to accomplish the removal of the Seller's signage by the Buyer and the installation of the Buyer's signage by the Buyer at the Financial Centers; provided, however, that (i) all such removals and all such installations shall be at the expense of the Buyer, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Financial Centers, (iii) such installed signage shall comply with the applicable Real Property Lease or Ground Lease relating to such Financial Center and all applicable zoning and permitting laws and regulations, and (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make the Buyer signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of the Seller in a manner reasonably acceptable to the Seller. The Buyer agrees not to use any forms or other documents bearing the Seller or any of its Affiliates' name or logo after the Closing without the prior written consent of the Seller, and, if such consent is given, the Buyer agrees that all such forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies the Buyer as the party using the form or other document. As soon as practicable and, in any event, not more than five (5) nor less than two (2) calendar days prior to the Closing Date, the Buyer will mail new checks reflecting its transit and routing number to customers of the Financial Centers with check writing privileges. The Buyer shall use its best efforts to encourage these customers to begin using such checks and cease using checks bearing the Seller's name.

      7.3 Owned Real Property and Leased Facilities.

            (a) Except as expressly set forth herein, the Buyer hereby acknowledges and agrees that: (i) the Buyer is expressly purchasing the Owned Real Property and is taking assignments of and assuming the Leased Facilities in its existing condition "AS IS, WHERE IS, AND WITH ALL FAULTS" with respect to any facts, circumstances, conditions and defects;
      (ii) the Seller has no obligation to repair or correct any such facts, circumstances, conditions or defects or to compensate the Buyer for same;
      (iii) the Seller has specifically bargained for the assumption by the Buyer of all responsibility to inspect and investigate the Owned Real Property and the Leased Facilities and of all risk of adverse conditions; and (iv) the Buyer has or will have prior to the Closing undertaken all such physical inspections and examinations of the Owned Real Property and the Leased Facilities as the Buyer deems necessary or appropriate as to the condition of the Owned Real Property and the Leased Facilities. Except as expressly set forth herein, the Buyer acknowledges that the Seller has made no representations or warranties and shall have no liability to the Buyer (and the Buyer hereby waives any right to recourse against the Seller) with respect to the conditions of the soil, the existence or nonexistence of hazardous substances, any past use of the Owned Real Property, the economic feasibility of the Owned Real Property and the Leased Facilities, or the Owned Real Property's and Leased

      Facilities' compliance or noncompliance with all laws, rules or regulations affecting the Owned Real Property and the Leased Facilities.

            (b) The Buyer may, at the Buyer's option, within forty-five (45) days from the date of this Agreement, undertake such physical inspections and examinations of the Owned Real Property and the Leased Facilities (subject to any landlord's approval or consent as may be required and prior notice to the Seller of the date and time of any such inspections and examinations), and the legal title thereto, including such inspections of the buildings thereon, as the Buyer deems necessary or appropriate. The Seller shall cooperate reasonably with the Buyer and/or its authorized agents or contractors in their evaluation and testing of the Owned Real Property and Leased facilities, including by providing the Buyer and/or its authorized agents or contractors reasonable access to pertinent records and documents in the Seller's possession. The cost of any such inspections and examinations shall be the responsibility of the Buyer. Notwithstanding the foregoing, the Buyer shall not conduct any invasive or phase II environmental testing on any Owned Real Property or Leased Facilities without obtaining the Seller's written consent (which consent will not unreasonably be withheld or delayed) and coordinating the scope of such work with the Seller's consultants, as applicable.

                  (i) If the Buyer shall discover a Material Defect, as defined herein, as a result of the Buyer's inspections and examinations, the Buyer shall give the Seller written notice as soon as possible (but in no event later than the expiration of the 45 day period) describing the facts or conditions constituting such Material Defect and the measures which the Buyer reasonably believes are necessary to correct such Material Defect. "Material Defect" shall mean the existence of (x) a lien or encumbrance on the legal title to the Owned Real Property (other than Permitted Encumbrances), except as previously disclosed in writing to the Buyer by the Seller, which materially detracts from the value of the Owned Real Property and does not include any defect in which the Seller can clear title by providing an indemnification to the title insurance company or would cost less than $25,000 with respect to one Owned Real Property to remedy, (y) any discharge, disposal, release or emission of any Hazardous Material in the ground or the structure of the Owned Real Property or the existence of any underground storage tank for which the Buyer has been advised in writing by its environmental consultant/contractor that the tank is not in compliance with Federal, state or local laws and in which the Buyer reasonably believes, based on the advice of its environmental consultant/contractor, that the amount of expense or liability which the Buyer could reasonably incur or for which it could reasonably become responsible or liable following consummation of the transactions contemplated by this Agreement at any time or over any period of time could equal or exceed $25,000 in the case of each affected Owned Real Property or Leased Facility, or (z) with respect to the buildings, material deficiencies in the plumbing, electrical, HVAC, drive thru air transport system, roof, walls, or foundations as to which the Buyer reasonably believes the cost of repairs or corrections would equal or exceed $25,000 in the case of each affected Owned Real Property or Leased Facility. It being understood and agreed that the Buyer shall bear the risk and responsibility (in each case with respect to clauses (y) and (z) above) and the Seller shall bear the risk and responsibility (in each case with respect to clause (x) above) of the first $25,000 in expense relating to the remediation of a Material Defect at each of the Owned Real Property and Leased Facilities, as applicable, and that the provisions set forth in Section 7.3(b)(ii) and Section 2.10 shall govern the risk and responsibility of any such expense in excess of such amounts with respect to each Owned Real Property and Leased Facilities.

                  (ii) If the Seller does not elect to cure any such Material
            Defect or is unable to cure such Material Defect to the Buyer's reasonable satisfaction at least ten (10) days prior to the Closing, and the Buyer does not elect to waive such Material Defect, the parties shall negotiate in good faith with a view towards arriving at a mutually acceptable resolution of the issue. The parties further intend that the effort to identify a mutually acceptable resolution shall be approached in the following order of priority:
            (i) indemnification of the Buyer by the Seller; provided, however, with regard to the Leased Facilities, the Seller shall only indemnify and defend the Buyer from any expenses arising out of a Material Defect set forth in Section 7.3(b)(i)(y) or (z), identified by the Buyer during the review period set forth in Section 7.3(b) and for which timely notice has been given to the Seller, existing on the Leased Facilities on the date of assignment of the Real

            Property Leases to the Buyer which is the responsibility of the Seller as lessee under such Real Property Leases, it being understood that this covenant shall be effective only during the initial term of the Buyer's leasehold interest (excluding renewals, extensions, and new leases) and shall not extend to liability arising out of the Buyer's acts or omissions, and provided, further, that such Seller's obligation to indemnify the Buyer for all affected Owned Real Property and Leased Facilities under this
            Section 7.3(b) shall not exceed $500,000 in the aggregate; (ii) adjustment of the Purchase Price; provided, however, any such Purchase Price adjustment for all affected Owned Real Property or Leased Facilities shall not exceed $500,000 in the aggregate; or
            (iii) subject to any required regulatory approval, including the approval of the U.S. Department of Justice and the Board of Governors of the Federal Reserve System, and the Seller's ability to do so pursuant to the terms of the Lakeland City Financial Center Lease, the Buyer shall purchase the assets related to the subject Owned Real Property or Leased Facility other than the Owned Real Property (in which case the Purchase Price shall be adjusted accordingly) and assume the liabilities (other than the Real Property Lease) associated with the Owned Real Property or Leased Facility affected by the Material Defect, and lease (or sublet in the case of any Leased Facilities) the real estate and improvements associated therewith from the Seller for a period of 12 months (renewable at the Buyer's option for an additional 12 month term) at their fair market rental value (or, in the case of a sublease, the Seller's then current rental payments) and on such other terms as shall be mutually agreeable to the Seller and the Buyer and during which time the Buyer may construct or arrange for another facility in which to operate the business of the affected Owned Real Property or Leased Facility. In no event shall the Buyer be entitled to indemnification and/or a reduction in Purchase Price for any Material Defects or other matters with respect to any Owned Real Property that resulted in a reduction of the Fair Market Value in any such Owned Real Property whether by appraisal or agreement by the parties as set forth in Section 3.3.

                  (iii) With regard to the Leased Facilities, the Buyer and the
            Seller understand that conducting the inspections and affecting the cure of a Material Defect, if any, may require the action or the consent of the lessor.

            (c) No information or the contents of any environmental audits, nor the results of any investigation of the Owned Real Property or the Leased Facilities conducted pursuant to this section, including, but not limited to, the contents of the report issued in connection therewith, shall be disclosed by the Buyer or its agents, consultants or employees to any third party without the Seller's prior written approval, unless and until the Buyer is legally compelled to make such disclosure under applicable laws or until the Buyer completes its purchase of the Owned Real Property or assumes the Real Property Leases or Ground Lease pursuant to this Agreement. Notwithstanding the foregoing, the Buyer may disclose such matters to its directors, executive officers, legal counsel and such employees who are reasonably required to receive such disclosure (such parties being referred to as "Buyer" for purposes of this section), the specific identities of whom shall be supplied to the Seller prior to any permitted disclosure to such party by the Buyer. If this Agreement is terminated for any reason, the Buyer shall immediately deliver and/or return to the Seller any and all documents, plans and other items furnished to the Buyer pursuant to this section.

      7.4 Closing of Financial Centers.

      Prior to the Closing Date, the Buyer shall not provide any notification to customers, regulatory agencies or any other party as to its intention to close any of the Financial Centers.

      7.5 Delay in Closing.

      If the Buyer is not able to effect the closing and conversion by the close of business on March 3, 2005, as required by Section 9.1 of this Agreement, caused solely by an action or failure to act of the Buyer or its agents, then the Buyer hereby agrees to pay to the Seller, on the Closing Date, as an additional payment (the "Contingent Purchase Price Consideration"), an aggregate amount in cash equal to $4,500,000. For purposes of this Section 7.5, the Buyer shall not be obligated to pay the Contingent Purchase Price Consideration if (i) the Closing and conversion does not occur by the close of business on March 3, 2005 by reason of events beyond the control of the Buyer, including any acts of God, or (ii) Seller is in material breach of this Agreement or the Working Agreement.

      7.6 Letters of Credit.

      The Seller and the Buyer shall cooperate and use all commercially reasonable efforts to effect the termination of the Letters of Credit and the substitution of the Buyer in the place of the Seller with respect to the Letters of Credit. The Buyer's cooperation shall include the Buyer obtaining from a financial institution reasonably acceptable to the Seller of a stand-by letter of credit in the Seller's favor to support any outstanding Letters of Credit at closing. Such stand-by letter of credit shall be in a form reasonably satisfactory to the Seller and shall be delivered to the Seller at the Closing.

VIII. SELLER'S EMPLOYEES

      8.1 Transferred Employees.

            (a) The Buyer will offer to employ all of the Employees effective as of the Closing Date. The Buyer will communicate offers of employment in accordance with any applicable legal requirements and in a form mutually acceptable to the Seller and the Buyer. All such Employees shall be offered employment with the Buyer in all cases (i) in a position requiring comparable skills and abilities as such Employee's position with the Seller on the Closing Date, (ii) with annual base salary, or weekly or hourly rate of pay which is equal to such Employee's pay with the Seller on the Closing Date and with a total cash compensation opportunity consisting of such annual base salary plus variable compensation, at target performance, that is at least 90% of total cash compensation opportunity at target performance, of the Employee's position with the Seller on the Closing Date, (iii) at a work location not more than 30 miles from such Employee's work location with the Seller on the Closing Date, and (iv) with a work schedule that is no more than a two-hour adjustment to the starting or ending time, and with the same regular scheduled work days, of the Employee's position with the Seller on the Closing Date (a "Comparable Job Offer"). In the event the Buyer breaches its obligations under this Section 8.1(a) to offer each Employee a Comparable Job Offer, the Buyer shall be obligated to pay any severance benefits to any such Employee (unless such Employee otherwise accepts employment with the Buyer) in accordance with the payment terms set forth in the severance plan of Wachovia Corporation. Each Employee who accepts the Buyer's offer of employment and commences employment with the Buyer hereunder shall become a "Transferred Employee" on the Closing Date. The Buyer hereby agrees to reasonably cooperate with the Seller in obtaining, in connection with any acceptance of an offer of employment with the Buyer,

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

      or any termination of a Transferred Employee by the Buyer, an executed release from such Transferred Employee providing that the Seller and its Affiliates shall not be responsible for any severance claims or obligations for such Transferred Employee with respect to any severance plan, policy or practices of the Seller or any of its Affiliates or predecessors. Seller acknowledges and agrees that Buyer shall not be liable or bear any responsibility as a result of any Transferred Employee refusing or failing to execute and deliver a release to Seller. With respect to any Employee who accepts an offer of employment from the Buyer who on the Closing Date is on military leave, medical leave, short-term disability or other leave of absence approved by the Seller (but excluding any Employee absent by reason of long-term disability, for whom the Seller will retain all liability), except as required by applicable law, the Buyer need only employ such Employee for the period beginning after such absence if such Employee returns to employment in accordance with the terms of such Employee's leave. Any such Employee will cease employment with the Seller at the end of such leave of absence. Nothing in this Agreement shall be construed as an employment contract between the Buyer and any Transferred Employee. The Buyer shall not have any responsibilities or rights regarding any Employee terminated prior to the Closing Date or any Employee who has received a Comparable Job Offer from the Buyer but who chooses not to become an employee of the Buyer.

            (b) Unless otherwise agreed by the Buyer and the Seller in writing, the Seller is responsible for the filing of Forms W-2 with the Internal Revenue Service and any required filing with state tax authorities, with respect to wages and benefits paid to each Transferred Employee for periods ending on or prior to the Closing Date (or the date that an Employee becomes a Transferred Employee).

            (C) The Seller shall use its commercially reasonable efforts to maintain the Employees as Employees of the Seller from the date hereof through the Closing Date. To the Seller's Knowledge there are no pending or threatened claims regarding the Employees for breach of any applicable employment laws.

      8.2 Certain Other Obligations of Buyer.

            (a) (i) Following the Closing, the Buyer shall not have any liability or obligation under any Benefit Plans or any other program or arrangement of the Seller or an ERISA Affiliate thereof under which any current or former employee of the Seller or any of its Affiliates has any right to any benefits;

            (ii) Upon the Closing, the participation of Transferred Employees in the Benefit Plans shall cease in accordance with the terms of such plans; and

            (iii) With respect to Transferred Employees, the Buyer shall be responsible for any welfare benefits or claims incurred after the date that an Employee becomes a Transferred Employee. For purposes of this paragraph, a claim shall be deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that disability claims under the Seller's long-term disability plan shall be deemed to have been incurred on the date the Employee becomes disabled.

            (b) (i) From and after the Closing Date (or the date that an Employee becomes a Transferred Employee), the Buyer shall provide the Transferred Employees with employee benefit plans, programs, and arrangements (including a "group health plan" within the meaning of Section 5000(b)(1) of the Code) that are no less favorable in the aggregate than the employee benefit plans, programs, and arrangements generally provided on the Closing Date to other similarly situated employees of the Buyer. Subject to the terms and conditions of such arrangements, such Transferred Employees will be fully eligible to participate in the Buyer's bonus and other incentive arrangements from the commencement of such Transferred Employees employment with the Buyer to the same extent as the Buyer's similarly situated employees;

            (ii) The Buyer will grant for purposes of vacation benefits, severance pay and all welfare benefit plans (as defined in ERISA) past service credit to all Transferred Employees for periods of time credited to such Transferred Employees under the Welfare Benefit Plans. Subject to the acceptance of the following provisions by the applicable insurers for the following benefits under the Buyer's plans and programs, to the extent that any Transferred Employee has satisfied in whole or in part any annual deductible under a Welfare Benefit Plan, or has paid any out-of-pocket expenses pursuant to any Welfare Benefit Plan co-insurance provision, such amount shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under the benefit plans and programs provided to Transferred Employees by the Buyer, and such plans and programs

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

      shall be applied without regard to any limitations relating to preexisting conditions or required physical examinations that would not otherwise apply under the respective Welfare Benefit Plans to the extent that such Transferred Employees are covered by the Welfare Benefit Plans on the Closing Date;

            (iii) The Buyer shall take whatever action is necessary, including amendment of its defined contribution pension plan, to grant to each Transferred Employee past service credit for all purposes, including for any waiting period and for vesting purposes, under the Buyer's defined contribution pension plan for all periods of service credited to each such Transferred Employee under the Seller's defined contribution pension plans. In addition to the foregoing, the Buyer shall take whatever action is necessary to amend its defined contribution pension plan to incorporate the items described in Schedule 8.2(b)(iii), such that such amendments are effected as of the Closing Date and applicable to all Transferred Employees as of the Closing Date. As soon as reasonably practicable after the Closing Date, the Seller shall provide to the Buyer such information as the Buyer reasonably requires to establish the service for the Transferred Employees credited under the Seller's defined contribution pension plans;

            (iv) As of the Closing Date, the Buyer shall permit each Transferred Employee who becomes a participant in the Buyer's defined contribution pension plan to elect to have his or her account balance under the Seller's defined contribution pension plans transferred from the Seller's defined contribution pension plans to the Buyer's defined contribution pension plan by direct rollover as described in Section 401(a)(31)(A) of the Code;and

            (v) The Buyer shall provide coverage under the Buyer's severance plan, policies and practices (if any) for the Buyer's similarly situated employees for each Transferred Employee as of the Closing Date, and for a period of 12 months following the Closing Date (or the date that an Employee becomes a Transferred Employee), any Transferred Employee who is terminated by the Buyer without cause or is otherwise entitled to any such severance under the Buyer's severance plan, policies and practices (if any) shall receive from the Buyer the greater of the severance pay benefits (exclusive of welfare, pension or other benefits under the Seller's plans, policies and practices) under either the Buyer's severance plan, policies and practices (if any) or as provided for in the severance plan of Wachovia

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

      Corporation, which benefits shall be paid in a lump sum or by salary continuation as determined by the Buyer on a case-by case basis.

      8.3 Training.

            The Seller shall permit the Buyer to train the Transferred Employees before Closing with regard to the Buyer's operations, policies and procedures at the Buyer's sole cost and expense, including reimbursement to the Seller of any additional overtime expenses incurred as a result of such training. This training shall take place outside of business hours and may, at the Seller's option, take place at the Financial Centers; provided, however, that the Buyer does not unreasonably interfere with the business operations of the Financial Centers and the Buyer coordinates and schedules any such training in advance with the Seller.

      8.4 No Solicitation of Employees.

            (a) The Seller agrees that, for a period of two (2) years following the Closing Date, neither the Seller nor its Affiliates will directly or indirectly solicit for employment, attempt to employ or otherwise encourage to terminate his or her employment with the Buyer any Transferred Employee; provided, that the Seller and its Affiliates shall not be prohibited from hiring any Person (i) who responds to an advertisement in a periodical of general circulation or through means that is not targeted towards Transferred Employees, (ii) who contacts the Seller or its Affiliates regarding employment without having first been solicited by the Seller or its Affiliates directly or indirectly, or (iii) who has been terminated by the Buyer or its Affiliates.

            (b) The Buyer agrees that, for a period of two (2) years following the Closing Date, neither the Buyer nor its Affiliates will directly or indirectly solicit for employment, attempt to employ or otherwise encourage to terminate his or her employment any employees of the Seller employed in any of the Seller's or its Affiliates Financial Centers located within 30 miles of any of the Financial Centers; provided, that the Buyer and its Affiliates shall not be prohibited from hiring any Person (i) who responds to an advertisement in a periodical of general circulation or through means that is not targeted towards employees of Seller or its Affiliates, (ii) who contacts the Buyer or its Affiliates regarding employment without having

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

      first been solicited by the Buyer or its Affiliates directly or indirectly, or (iii) who has been terminated by the Seller or its Affiliates.

IX. CLOSING AND CONDITIONS TO CLOSING

      9.1 Time and Place of Closing.

            The date of the Closing (the "Closing Date"), which shall be after satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing), shall be on a Friday and, unless otherwise mutually agreed upon by the parties, shall be on February 18, 2005, but in no event later than March 3, 2005. The Closing shall take place at the Buyer's offices located at 105 Live Oaks Gardens, Casselberry, Florida, at 10:00 a.m. on the Closing Date, or at a time and place otherwise determined by mutual agreement of the parties.

      9.2 Exchange of Closing Documents.

            (a) The parties shall exchange drafts of all documents to be delivered at the Closing (other than the Closing Statement) at least ten days prior to the Closing Date.

            (b) Subject to Section 2.10 and Section 7.3, at the Closing, the Seller shall deliver to the Buyer the following (with such documents set forth below in form and substance reasonably satisfactory to the Buyer):

                  (i) special or limited warranty deeds conveying the Owned Real
            Property;

                  (ii) bills of sale, assignments and other instruments of
            transfer sufficient to convey to the Buyer all of the Seller's right, title, and interest in and to the remaining Assets;

                  (iii) a certificate executed by an appropriate officer of the
            Seller attesting, to the officer's best Knowledge, to the Seller's compliance with the conditions set forth in Section 9.3(b);

                  (iv) estoppel certificates executed by the lessors of the
            Leased Facilities, to the extent the Seller can obtain such certificate using reasonable efforts and without the payment of any fees to such lessor;

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

                  (v) a limited power of attorney, to be mutually agreed upon by the Seller and the Buyer, to execute assignment of collateral in the name of the Seller; and

                  (vi) the Closing Statement;

                  (vii) the Seller's keys to the safe deposit boxes and all
            other records as exist and are in the Seller's possession or control related to the safe deposit box business at the Financial Centers;

                  (viii)the Seller's files and records related to the Loans, the
            Loan Instruments and the collateral for the Loans as exist and are in the possession or control of the Seller;

                  (ix) the Seller's records related to the Deposits (other than
            Deposit history information) assumed by the Buyer as exist and are in the possession or control of the Seller;

                  (x) the cash on hand at the Financial Centers, including ATM
            Service Facilities' cash, vault cash and tellers' cash;

                  (xi) such other Assets to be purchased as shall be capable of physical delivery; and

                  (xii) a certified copy of a resolution of the Board of
            Directors of the Seller approving the transactions contemplated by this Agreement.

            (c) Subject to Section 2.10 and Section 6.5, at the Closing, the Buyer shall deliver to the Seller the following documents in form and substance reasonably satisfactory to the Seller:

                  (i) one or more executed assignment and assumption documents and/or subleases of the Real Property Leases and Ground Lease;

                  (ii) one or more executed instruments assuming the remaining
            Liabilities;

                  (iii) a certificate executed by an appropriate officer of the
            Buyer attesting, to the officer's best

            Knowledge, to the Buyer's compliance with the conditions set forth in Section 9.4(b); and

                  (iv) a certified copy of a resolution of the Board of
            Directors of the Buyer approving the transactions contemplated by this Agreement.

      9.3 Buyer's Conditions to Closing.

            Subject to Section 2.10 of this Agreement, the Buyer's obligation to purchase the Assets and assume the Liabilities is contingent upon and subject to the fulfillment or written waiver of the following conditions:

            (a) the parties obtaining all regulatory approvals which are required in order for them to proceed with the transactions contemplated by this Agreement and the expiration or termination of any required waiting period; and

            (b) the representations and warranties of the Seller in this Agreement being true and correct as of the Closing Date (except that representations and warranties that speak as of a specified date need be true and correct only as of such date); (provided, however, that for purposes of determining the satisfaction of the condition contained in this Section 9.3(b), such representations and warranties shall be deemed to be true and correct if the failure or failures of such representations and warranties to be so true and correct do not constitute or give rise to, individually or in the aggregate, a Seller Material Adverse Effect), and all covenants of the Seller to be performed or met by the Seller on or before the Closing Date having been performed or met in all material respects.

      9.4 Seller's Conditions to Closing.

            Subject to Section 2.10 of this Agreement, the Seller's obligation to sell the Assets and transfer the Liabilities to the Buyer is contingent upon and subject to the fulfillment or written waiver of the following conditions:

            (a) the parties obtaining all regulatory approvals which are required in order for them to proceed with the transactions contemplated by this Agreement and the expiration or termination of any required waiting period;

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

            (b) the representations and warranties of the Buyer in this Agreement being true and correct as of the Closing Date (except that representations and warranties that speak as of a specified date need be true and correct only as of such date); (provided, however, that for purposes of determining the satisfaction of the condition contained in this Section 9.4(b), such representations and warranties shall be deemed to be true and correct if the failure or failures of such representations and warranties to be so true and correct do not constitute or give rise to, individually or in the aggregate, a Buyer Material Adverse Effect), and all covenants of Buyer to be performed or met by Buyer on or before the Closing Date having been performed or met in all material respects; and

            (c) The consummation of the Merger.

      9.5 Survival of Representations, Warranties and Covenants.

            Unless provided otherwise in this Agreement, the Buyer's and the Seller's representations and warranties under this Agreement or contained in any certificate or instrument delivered by either party at the Closing shall survive for a period of one year following the Closing Date. The agreements and covenants contained in this Agreement shall not survive the Closing except to the extent expressly set forth herein; provided that the agreements and covenants set forth in Section 11.12 shall survive the Closing or any termination of this Agreement.

X. TERMINATION

      10.1 Termination.

            This Agreement may be terminated at any time prior to the Closing
Date:

            (a) by either the Buyer or the Seller (with the written consent of Wachovia), if as a result of any material breach of any representation, warranty or covenant of the Seller (in the case of a termination by the Buyer) or of the Buyer (in the case of termination by the Seller), the party terminating this Agreement has given the other party written notice of such breach and such breach is not cured within 30 days thereafter;

            (b) by mutual written agreement of the Buyer and the Seller (with the written consent of Wachovia);

            (c) by the Buyer if the Closing has not occurred within two hundred seventy (270) days after the consummation of the Merger; unless the failure so to consummate the transactions contemplated by this Agreement arises out of or results from the actions or omissions of the Buyer;

            (d) by the Seller or the Buyer if the Merger Agreement is terminated in accordance with its terms and the business combination transaction with Wachovia is otherwise permanently abandoned;

            (e) by the Seller if the Closing has not occurred within one hundred eighty (180) days after the consummation of the Merger; or

            (f) by the Seller (with the written consent of Wachovia) or the Buyer, if (i) the condition in Section 9.3(a) or in Section 9.4(a) of this Agreement has not been and cannot be fulfilled because of the denial or revocation of any required regulatory or governmental approval with final nonappealable action by the appropriate regulator or governmental body, or
      (ii) a court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and that is permanent, final and nonappealable.

            The termination of this Agreement under subsection (a) shall not absolve the breaching party from any liability to the other party arising out of its breach of this Agreement.

XI. MISCELLANEOUS

      11.1 Continuing Cooperation.

            (a) On and after the Closing Date, the Seller agrees to execute, acknowledge and deliver such documents and instruments as the Buyer may reasonably request to vest in the Buyer the full legal and equitable title to the Assets and Liabilities. In addition, the Seller shall use commercially reasonable efforts to assist the Buyer in establishing a credit file, to the extent not otherwise provided, for each Loan sufficient to meet the requirements imposed on the Buyer by federal banking authorities.

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

            (b) On and after the Closing Date, the Buyer shall execute, acknowledge and deliver such documents and instruments as the Seller may reasonably request to relieve and discharge the Seller from its obligations with respect to the Liabilities.

            (c) The Seller and the Buyer shall cooperate with each other in connection with any examination conducted by any tax authority subsequent to the Closing Date by promptly providing upon request information relating to the tax liability of any business operated by the Seller or the Buyer with respect to the Financial Centers and promptly informing the other of the institution of, any material developments concerning, and the outcome of, the same.

            (d) Except as provided in Section 7.2, no interest in or right to use the SouthTrust Bank or Wachovia Bank, National Association logo or the name "SouthTrust", "Wachovia" or any other similar word, name, symbol or device in which the Seller has any interest by itself or in combination with any other word, name, symbol or device, or any similar variation of any of the foregoing (collectively, the "Retained Names and Marks") is being transferred to the Buyer pursuant to the transactions contemplated hereby. Unless permitted pursuant to Section 7.2, the Buyer shall not after the Closing Date in any way knowingly use any materials or property, whether or not in existence on the Closing Date, that bear any Retained Name or Mark. The Buyer agrees that the Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Buyer of any Retained Name or Mark after the Closing Date, and the Buyer agrees to indemnify and hold harmless the Seller from any and all claims (and all expenses, including reasonable attorneys' fees and disbursements incurred in connection with any such claim) that may arise out of the use thereof by the Buyer.

            (e) The Buyer agrees to provide reasonable assistance and cooperation to the Seller and its Affiliates in activities related to the prosecution or defense of any pending or future lawsuits, arbitrations, other proceedings or claims involving the Seller or its Affiliates and the Financial Centers ("Seller Litigation"). In addition, Buyer shall facilitate, without expense to the Seller, the reasonable availability to the Seller of the Transferred Employees, without the need for issuance of any subpoena or similar process, to testify or assist the Seller in the Seller Litigation.

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

            (f) The Buyer agrees that it will hold any information which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement dated August 25, 2004 between the Buyer and the Seller (the "Confidentiality Agreement").

      11.2 Merger and Amendment.

            This Agreement sets out the complete agreement of the parties with respect to the matters discussed in this Agreement, and it supersedes all prior agreements between the parties, whether written or oral, which apply to these matters, other than the Confidentiality Agreement (other than with respect to the hiring or solicitation of the Employees). No provision of this Agreement may be changed or waived except as expressly stated in a document executed by the parties.

      11.3 Dispute Resolution.

            (a) Neither the Seller nor the Buyer shall assert any claim arising out of or relating to this Agreement (except with respect to claims to be handled under the Working Agreement or submitted to the Mediator under
      Section 3.2(c)), unless:

                  (i) (except for claims arising under or in respect of Sections
            2.4, 2.5, or 11.1(d)), the amount in dispute with respect to any claim exceeds $5,000;

                  (ii) (except for claims arising in respect of Sections 2.4,
            2.5 or 11.1(d)), the aggregate amount of all claims by the Buyer or the Seller, which in either case satisfy the preceding clause, exceeds $375,000, in which case a claim may be asserted only to the extent that such threshold has been exceeded;

                  (iii) (except for claims arising under Sections 2.4, 2.5, or
            11.1(d)), the aggregate amount of all claims by the Buyer or the Seller in each case shall not exceed $5,000,000; and

                  (iv) (except for claims arising under Sections 2.4, 2.5 or
            11.1(d)), the notification required by Section 11.3(b) (if any) is given on or before the first anniversary of the Closing Date.

            (b) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations, as provided in this subsection (b). A party shall give the other party written notice of any dispute not resolved in the normal course of business. Executives of such relevant parties at comparable levels at least one step above the personnel who have previously been involved in the dispute shall meet at a mutually acceptable time and place within ten days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved by these persons within 30 days of the disputing party's notice, or if the parties fail to meet within ten days, the dispute shall be referred to more senior executives of the relevant parties who have authority to settle the dispute and who shall likewise meet to attempt to resolve the dispute. All negotiations under this subsection (b) are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence, applicable state rules of evidence, and common law. The procedures set forth above will be followed in advance of litigation of any dispute between the parties; nevertheless, a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such an action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such action, the parties will continue to participate in good faith in the procedures set forth in this subsection (b).

            (c) No party shall have any liability for lost profits or punitive damages with respect to any claim arising out of or relating to this Agreement. The sole recourse and remedy of a party hereto for breach of this Agreement by any other party hereto shall be against such other party and its assets, and no officer, director, employee, stockholder or affiliate of any party shall be liable at law or in equity for the breach by such party of any of its obligations under this Agreement.

      11.4 Indemnification.

            After the Closing Date, and unless otherwise provided in the
Agreement:

            (a) The Buyer shall indemnify and hold the Seller harmless from and against all claims, lawsuits, costs (including reasonable counsel fees) and liabilities which arise out of or relate to its ownership of the Assets or transactions or operations at the Financial Centers after the Closing Date, and from any loss or damage resulting from any breach by the Buyer of any representation, warranty or covenant of the Buyer contained in this Agreement. If any claim or lawsuit is made or commenced as to which the Seller proposes to demand such indemnification, it shall notify the Buyer with reasonable promptness; provided, however, that any failure by the Seller to notify the Buyer shall not relieve the Buyer from its obligations hereunder, except to the extent that the Buyer is actually prejudiced by such failure to give notice. The Buyer shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Seller and any counsel designated by the Seller. The Buyer shall pay any settlement of a claim or lawsuit that falls within this indemnification provision and is made with the Buyer's consent, which consent shall not be unreasonably withheld.

            (b) The Seller shall indemnify and hold the Buyer harmless from and against all claims, lawsuits, costs (including reasonable counsel fees) and liabilities which arise out of or relate to transactions or operations at the Financial Centers on or before the Closing Date, and from any loss or damage resulting from any breach by the Seller of any of its representations, warranties or covenants contained in this Agreement. If any claim or lawsuit is made or commenced as to which the Buyer proposes to demand such indemnification, it shall notify the Seller with reasonable promptness; provided, however, that any failure by the Buyer to notify the Seller shall not relieve the Seller from its obligations hereunder, except to the extent the Seller is actually prejudiced by such failure to give notice. The Seller shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Buyer and any counsel designated by the Buyer. The Seller shall pay any settlement of a claim or lawsuit that falls within this indemnification provision and is made with the Seller's consent, which consent shall not be unreasonably withheld.

            (c) Any claims for indemnification brought under this Section shall be subject to the provisions of Section 11.3 to the extent such claims involve a claim of one party against the other.

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

      11.5 Counterparts.

            This Agreement may be executed in any number of counterparts, each of which will constitute an original, but all of which taken together shall constitute one and the same instrument.

      11.6 Exhibits and Schedules.

            All exhibits and schedules referred to in this Agreement shall constitute a part of this Agreement.

      11.7 Assignment.

            Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Buyer or the Seller (whether by operation of law or otherwise) without the prior written consent of the Buyer (in the case of an assignment by the Seller) or the Seller (in the case of an assignment by the Buyer), and any purported assignment in violation of this
Section 11.7 will be void; provided, however, that this Agreement (including the rights, interests and obligations hereunder) may be assigned by the Buyer to any of its Affiliates or by the Seller to any of its Affiliates (although such an assignment will not relieve the assigning party of its obligations under this Agreement). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

      11.8 Headings.

            The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning of this Agreement or any of its provisions.

      11.9 Notices.

            Any notice under this Agreement shall be made in writing and shall be deemed given when delivered in person, when delivered by first class mail postage prepaid (in which case the notice shall be deemed given on the third Business Day following the date on which the notice is postmarked), when delivered by overnight carrier such as Federal Express or UPS (in which case the notice shall be deemed given on the next Business Day when received) or when delivered by facsimile transmission, which transmission also shall be sent by first class mail, postage prepaid before the second Business Day following the transmission (in which case the notice shall be deemed

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given on the day transmitted if transmitted before or during normal business hours or, otherwise, on the next succeeding Business Day) to the parties at the respective addresses set forth below or at such other addresses as each party shall inform the other in writing.

If to Seller:

                          SouthTrust Bank
                          3400 SouthTrust Tower
                          420 North 20th Street
                          Birmingham, Alabama 35203

                          Attention: R. Glenn Eubanks
                          Facsimile: 205-254-4400

With copies to:     Wachovia Corporation

                          301 South College Street, NC0670
                          Charlotte, North Carolina 28288

                          Attention: Donna J. Jennings
                          Facsimile: 704-715-2683

                          Wachovia Corporation
                          301 South College Street, NC0630
                          Charlotte, North Carolina 28288

                          Attention: Anthony R. Augliera, Esq.
                          Facsimile: 704-715-4496

                                       And

                          Bradley Arant Rose & White LLP
                          One Federal Place
                          1819 5th Avenue North
                          Birmingham, Alabama 35203

                          Attention: Paul S. Ware, Esq.
                          Facsimile: 205-488-6624

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         If to Buyer to:         R-G Crown Bank
                                 105 Live Oaks Gardens
                                 Casselberry, Florida 32707

                                 Attention: Victor Galan,
                                            Chairman and Chief Executive Officer

                                 Facsimile: 407-261-2316 and
                                            787-766-8175

         with a copy to:   Patton Boggs LLP
                                 2550 M. Street, NW
                                 Washington, DC 20037

                                 Attention: Norman B. Antin, Esq.
                                            Jeffrey D. Haas, Esq.
                                 Facsimile: 202-457-6315

      11.10 Expenses.

            Unless specifically stated to the contrary in this Agreement, each party will assume and pay for the expenses it incurs with respect to the purchase and sale of the Assets and assumption of the Liabilities under this Agreement. Each party shall be responsible for any fee payable to any agent, broker or finder acting on its behalf in this transaction. In addition to the foregoing, the Buyer hereby agrees to pay all fees and expenses relating to the assignment of the Loans and Cash Reserve Loans from the Seller to the Buyer.

      11.11 Communications.

            During the period from the date of this Agreement to the Closing Date, the Buyer and the Seller shall not communicate with the Employees, depositors, or customers of the Financial Centers, except as specifically required by the relevant regulatory agencies as part of the approval process, or as specifically provided for herein:

            (a) As soon as practicable following the date of this Agreement, the Seller and the Buyer shall jointly communicate, at Buyer's and the Seller's equal expense, with the Employees, depositors and customers of the Financial Centers advising them of the transactions contemplated by this Agreement. Such communication shall be in form and substance mutually satisfactory to the parties hereto and to any regulatory authorities as may be required by

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applicable law or regulation. Any and all public announcements or press releases by either party must comply with Section 11.12 of this Agreement.

            (b) With the exception of the communications provided for in paragraph (a) above, and in Section 8.1 (to the extent necessary to convey an offer of employment), the Buyer may not communicate with the Employees, depositors and other customers of the Financial Centers without the prior written consent of the Seller, and any such communications shall be in form and substance mutually satisfactory to the parties hereto and to any regulatory authorities as may be required by applicable law or regulation. Any such permitted communications may not interrupt or interfere with the normal operations of the Financial Centers, and shall be at the Buyer's sole cost and expense.

            (c) In addition to the communications provided for in paragraph (a) above, the Seller at its own cost and expense may communicate with the Employees, depositors and other customers of the Financial Centers at such times and in such form and substance mutually satisfactory to the parties hereto and to any regulatory authorities as may be required by applicable law or regulation.

      11.12 Public Announcements.

            Each party shall consult with the other before making any announcement or other public communication with respect to the transactions contemplated by this Agreement and, prior to such announcement or other public communication, shall mutually agree upon the substance and timing thereof.

      11.13 Governing Law; Jurisdiction.

            This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.

      11.14 No Third Party Beneficiaries.

            The parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Seller and the Buyer, and other than Wachovia as an intended third-party beneficiary.

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      11.15 Severability.

            If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof; provided, however, that no such severance shall be effective if it would materially change the economic benefits of this Agreement to any party.

      11.16 R-G Financial Corporation Obligation.

            R-G, as the ultimate parent of the Buyer, by its signature hereto irrevocably, absolutely and unconditionally guarantees the performance of the Buyer of its obligations pursuant to Sections 3.1, 3.2, 7.5, 8.1, 8.2, 8.4(b), 11.1(d), 11.3 and 11.4(a) of this Agreement. R-G waives presentment, demand, protest, notice of acceptance, notice of obligations incurred and all other notices of any kind, all legal or equitable defenses which may be available by virtue of any change in the time, manner or place of the Buyer's performance, any right to require the marshalling of assets, and all suretyship defenses generally. R-G represents that it has the corporate authority to undertake its obligations hereunder, and the execution and delivery of this Agreement has been duly authorized by all necessary corporate action by R-G. Upon execution and delivery by the Seller, R-G's obligations hereunder will constitute valid and binding obligations of R-G, enforceable in accordance with its terms subject to subject to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. This Section 11.16 shall be binding upon R-G's successors and permitted assigns.

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      IN WITNESS WHEREOF, each of the parties to this Agreement has caused this
Agreement to be executed by a duly authorized officer as of the date written on page one of this Agreement.

                                   BUYER

                                   By: /s/ Victor Galan
                                       -----------------------------------------
                                   Title: Chief Executive Officer
                                          --------------------------------------

                                   SOUTHTRUST BANK

                                   By: /s/ R. Glenn Eubanks
                                       -----------------------------------------
                                   Title:
                                          --------------------------------------

                                   R-G FINANCIAL CORPORATION (for the purposes of Section 11.16 of this Agreement)

                                   By: /s/ Victor Galan
                                       -----------------------------------------
                                   Title: Chief Executive Officer
                                          --------------------------------------

ACKNOWLEDGMENT

Wachovia Corporation hereby consents to
the Seller entering into this Agreement

WACHOVIA CORPORATION

By: /s/ David M. Carroll
    ----------------------------------
Title: Senior Executive Vice President
       -------------------------------